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                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           THE WACKENHUT CORPORATION,

                                GROUP 4 FALCK A/S

                                       AND

                        MILESTONE ACQUISITION CORPORATION

                           DATED: AS OF MARCH 8, 2002


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         This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is dated as of
March 8, 2002, by and among Group 4 Falck A/S, a corporation organized under the laws of Denmark ("BUYER"), Milestone Acquisition Corporation, a Florida corporation and an indirectly wholly-owned subsidiary of Buyer (the "MERGER SUBSIDIARY"), and The Wackenhut Corporation, a Florida corporation (the "COMPANY") (Buyer, the Merger Subsidiary and the Company collectively referred to herein as the "PARTIES").

                                     RECITAL

         Upon the terms, subject to the conditions, and in reliance upon the representations and warranties set forth in this Agreement, Buyer shall acquire the Company through the merger (the "MERGER") of the Merger Subsidiary with and into the Company in accordance with the laws of the State of Florida.

                                    AGREEMENT

         NOW, THEREFORE, to consummate the Merger described herein and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the Parties, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

         1.01 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings set forth below:

                  (a) "ACQUISITION PROPOSAL" shall have the meaning specified in
Section 6.03(a).

                  (b) "AFFILIATE" shall mean any Person controlling, controlled by or under common control with another Person.

                  (c) "AFFILIATE CONTRACT" shall have the meaning specified in
Section 3.10(b)

                  (d) "ANTITRUST LAWS" shall have the meaning specified in
Section 6.06(b).

                  (e) "ANTITRUST ORDER" shall have the meaning specified in
Section 6.06(b).

                  (f) "ARTICLES OF MERGER" shall have the meaning specified in
Section 2.02.

                  (g) "BUSINESS DAY" shall mean any day other than Saturday, Sunday, or a U.S. federal or European banking holiday.

                  (h) "BUYER MATERIAL ADVERSE EFFECT" shall mean any change, event, circumstance, development or effect that is or is reasonably likely to have a material adverse effect on the ability of Buyer to consummate the Merger.



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                  (i) "BUYER'S KNOWLEDGE" shall mean the knowledge of the
individuals listed on SCHEDULE 1.01(H) hereto.

                  (j) "CLOSING" shall have the meaning specified in Section
2.09.

                  (k) "CLOSING DATE" shall have the meaning specified in Section 2.09.

                  (l) "CODE" shall mean the Internal Revenue Code of 1986, as amended (including any predecessor statute).

                  (m) "COMMON STOCK" shall mean the shares of Series A Common Stock and Series B Common Stock.

                  (n) "COMPANY BALANCE SHEET" shall have the meaning specified in Section 3.04(b).

                  (o) "COMPANY BOARD" shall mean the board of directors of the Company.

                  (p) "COMPANY DISCLOSURE SCHEDULE" shall have the meaning specified in the introductory paragraph of ARTICLE III.

                  (q) "COMPANY EMPLOYEE PLANS" shall have the meaning specified in Section 3.13(a).

                  (r) "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, results of operations, assets or condition (financial or otherwise) of the Company, WCC, the Significant Subsidiaries and the Subsidiaries, taken as a whole, other than any change or effect that is principally attributable to a decline in general economic conditions, adverse conditions in the security industry in general or a decrease in the trading price of the capital stock of WCC or the Company, or any stockholder class action, derivative stockholder litigation or other stockholder litigation arising from allegations challenging (i) any action by the Company or the Company Board or (ii) the Merger.

                  (s) "COMPANY PERMITS" shall have the meaning specified in
Section 3.15.

                  (t) "COMPANY REPORTS" shall have the meaning specified in
Section 6.07.

                  (u) "COMPANY SEC REPORTS" shall have the meaning specified in
Section 3.04.

                  (v) "COMPANY SHAREHOLDER APPROVAL" shall have the meaning specified in Section 3.03(a).

                  (w) "COMPANY SHAREHOLDERS' MEETING" shall have the meaning specified in Section 3.04(c).

                  (x) "COMPANY VOTING PROPOSAL" shall have the meaning specified in Section 3.03(a).




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                  (y) "COMPANY'S KNOWLEDGE" shall mean the knowledge of the
individuals listed on SCHEDULE 1.01(Y) hereto.

                  (z) "CONFIDENTIALITY AGREEMENT" shall mean that certain confidentiality agreement by and between Buyer and the Company, dated August 31, 2001.

                  (aa) "CONTAMINATION" shall mean the presence of, or Release on, under, from or to, any property of any Hazardous Substance, except the routine storage, use and management of Hazardous Substances in material compliance with Environmental Laws.

                  (bb) "CONTRACT" shall mean an Affiliate Contract, Customer Contract and those other contracts listed on SCHEDULE 3.10(A) and SCHEDULE 3.10(D) hereto.

                  (cc) "CUSTOMER CONTRACTS" shall mean all material contracts or agreements for the provision of services or the sale of goods of the Company and the Significant Subsidiaries, taken as a whole, all of which are listed on
SCHEDULE 3.10(A) hereto.

                  (dd) "DISBURSING AGENT" shall have the meaning specified in
Section 2.04.

                  (ee) "DISINTERESTED BOARD" shall mean the committee of non-interested members of the board of directors of WCC constituted to approve the Merger in accordance with this Agreement.

                  (ff) "DOLLARS" OR " $" shall mean dollars in the lawful currency of the United States of America.

                  (gg) "EFFECTIVE TIME" shall have the meaning specified in
Section 2.02.

                  (hh) "ENVIRONMENTAL LAWS" shall mean any Law relating to: (i) the protection, investigation or restoration of the environment, wetlands or natural resources; (ii) the handling, use, storage, treatment, manufacture, transportation, presence, disposal, release or threatened release of any Hazardous Substance; or (iii) odor, pollution and contamination.

                  (ii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  (jj) "EXCHANGE ACT" shall have the meaning specified in
Section 3.03(c).

                  (kk) "FBCA" shall mean the Florida Business Corporation Act.

                  (ll) "GAAP" shall mean United States generally accepted accounting principles consistently applied.

                  (mm) "GOVERNMENT CONTRACTS" shall have the meaning specified in Section 3.19.

                  (nn) "GOVERNMENTAL ENTITY" shall have the meaning specified in
Section 3.03(c).



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                  (oo) "GOVERNMENTAL REGULATIONS" shall mean all applicable
building, zoning, subdivision, health, safety, environmental, pollution control, waste products, sewage control and all other applicable statutes, laws, codes, ordinances, rules, orders and regulations in each case, whether foreign or domestic.

                  (pp) "GUARANTY" shall mean, as applied to any Person, any contractual obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including contractual obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefore, or to maintain solvency, assets, level of income, or other financial condition.

                  (qq) "HAZARDOUS SUBSTANCE" shall mean any substance that is:
(i) listed, classified, regulated or which falls within the definition of a "hazardous substance," "hazardous waste" or "hazardous material," pursuant to any Environmental Laws; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint, pipes or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is determined by any Governmental Entity to be subject to regulation pursuant to any Environmental Laws.

                  (rr) "HSR ACT" shall mean the Hart-Scott-Rodino Anti-trust Improvements Act of 1976, as amended.

                  (ss) "INDEBTEDNESS" shall mean, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person or creditors for raw materials, inventory, services and supplies incurred in the ordinary course of the Company's business), (vi) all capitalized lease obligations of such Person, (vii) all obligations of others secured by any lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (ix) all letters of credit issued for the account of such Person and (x) all guarantees and arrangements having the economic effect of a guarantee by such Person of any Indebtedness of any other Person.

                  (tt) "INTELLECTUAL PROPERTY RIGHTS" shall have the meaning specified in Section 3.09.

                  (uu) "IRS" shall mean the United States Internal Revenue Service.




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                  (vv) "LAWS" shall mean any applicable statute, law, policy, rule, regulation, treaty, order, ordinance, code, judgment, stay, injunction, or decree of any Governmental Entity.

                  (ww) "LIENS" shall have the meaning specified in Section 3.02(f).

                  (xx) "MERGER" shall have the meaning specified in the Recitals.

                  (yy) "MERGER CONSIDERATION" shall have the meaning specified in Section 2.04(b).

                  (zz) "PER SHARE AMOUNT" shall have the meaning specified in
Section 2.03(a).

                  (aaa) "PERMITTED LIENS" shall mean:

                           (i) liens and charges for state, county, city,
school, water, public utility, district, or other municipal taxes, levies, or assessments not then due and payable or which remain payable without interest, or penalty or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves if required by GAAP have been set aside on the books of the Company or the Subsidiaries;

                           (ii) easements, rights of way, rights of lessees or
lessors, as applicable, under leases, installations of public utilities, title exceptions and reservations, reservations in land patents, access and other restrictions, zoning ordinances, and other encumbrances, none of which individually or in the aggregate materially interferes with the Company or any of the Subsidiaries of the Company or any of their use of the properties subject thereto in the ordinary course of their businesses consistent with past practice;

                           (iii) each option to purchase, right of first refusal
or right of first offer with respect to the sale, purchase or leasing of any real property set forth on SCHEDULE 3.10(A), if any; and

                           (iv) liens securing Indebtedness as reflected in the
Company Consolidated Financial Statements, together with any other mortgage, contract for deed, security agreement, conditional sales for contract, financing, "synthetic" or capitalized lease or similar agreement in each case as set forth on SCHEDULE 3.10(A), if any.

                  (bbb) "PERSON" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or any other entity.

                  (ccc) "PROXY STATEMENT" shall have the meaning specified in
Section 3.04(c).

                  (ddd) "REAL ESTATE" shall have the meaning specified in
Section 3.08(a).

                  (eee) "RELATED PROCEEDING" shall have the meaning specified in
Section 9.09.



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                  (fff) "RELEASE" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping or any other release, however defined, and whether intentional or unintentional, of any Hazardous Substance.

                  (ggg) "SCHEDULE" shall mean any one of the schedules delivered under this Agreement.

                  (hhh) "SEC" shall mean the United States Securities and Exchange Commission.

                  (iii) "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

                  (jjj) "SERIES A COMMON STOCK" shall mean the common stock of the Company, par value $.10, designated as Series A Common Stock.

                  (kkk) "SERIES B COMMON STOCK" shall mean the common stock of the Company, par value $.10, designated as Series B Common Stock.

                  (lll) "SIGNIFICANT SUBSIDIARIES" shall mean those entities listed on SCHEDULE 1.01(LLL) hereto.

                  (mmm) "COMPANY STOCK OPTION" shall have the meaning specified in Section 2.05(a).

                  (nnn) "STOCK OPTION PLANS" shall mean the stock option plans of the Company and the Significant Subsidiaries listed on SCHEDULE 1.01(NNN) hereto.

                  (ooo) "SUBSIDIARY" shall mean any Person, of which (i) the Company (either alone or through or together with any Significant Subsidiary) is a partner or a member if, in each case, responsible for the management of such Person, (ii) the Company (either alone or through or together with any Significant Subsidiary) holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) the Company (either alone or through or together with any Significant Subsidiary), directly or indirectly, owns or controls 50% or more of the outstanding equity, membership, partnership or similar interest, except, in each case, WCC and the Significant Subsidiaries.

                  (ppp) "SUPERIOR ACQUISITION PROPOSAL" means any Acquisition Proposal that (i) the Company Board determines in good faith is reasonably likely to be consummated, taking into account the Person making the proposal and all legal, financial, regulatory and other aspects of the Acquisition Proposal, and (ii) the Company Board acting on its behalf believes in good faith (after consultation with its outside financial advisors and outside legal counsel) would, if consummated, be more favorable to the Company's shareholders than the transaction contemplated by this Agreement.

                  (qqq) "SURVIVING CORPORATION" shall mean the Company, with and into which the Merger Subsidiary shall have been merged in accordance with this Agreement and applicable Law.




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                  (rrr) "TAX" shall mean (a) any net income, alternative or
add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority,
(b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other entity, and (c) any liability for the payment of any amounts as a result of being a party to any Tax sharing agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other person or entity.

                  (sss) "TAX RETURNS" shall have the meaning specified in
Section 3.07(a).

                  (ttt) "VOTING AGREEMENT" shall mean that certain voting agreement entered into on the date hereof by and among Buyer, Mr. George Wackenhut and certain shareholders of the Company.

                  (uuu) "WCC" shall mean Wackenhut Corrections Corporation, a Florida corporation, together with WCC Subsidiaries.

                  (vvv) "WCC SUBSIDIARIES" shall mean any Person in which (i) WCC is a partner or member, in each case responsible for the management of such Person, (ii) WCC directly or indirectly holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) WCC, directly or indirectly, owns or controls 50% of the outstanding equity, membership, partnership or similar interests.

                  (www) "WII" shall mean Wackenhut International, Incorporated.

                                   ARTICLE II

                                   THE MERGER

         2.01 AGREEMENT TO MERGE. In accordance with the provisions of the FBCA and upon the terms set forth in this Agreement, at the Effective Time, the Merger Subsidiary will be merged with and into the Company, the separate corporate existence of the Merger Subsidiary shall cease, and the Company shall continue as the Surviving Corporation.

         2.02 EFFECTIVE TIME OF THE MERGER. On or as promptly as practicable after the Closing Date, the Parties shall cause the Merger to be consummated by filing articles of merger with the Department of State of the State of Florida ("ARTICLES OF MERGER"), in such form as required by, and executed in accordance with, the relevant provisions of the FBCA. The Merger will become effective at such time as the Articles of Merger are accepted for filing by the Secretary of State of the State of Florida, (the time of such filing and acceptance is hereinafter referred to as the "EFFECTIVE TIME").




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         2.03 MERGER AND CONVERSION OF COMMON STOCK INTO RIGHT TO RECEIVE CASH.
At the Effective Time, by virtue of the Merger and without any action on the part of the Merger Subsidiary, the Company or any holder of Common Stock:

                  (a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be canceled and converted into the right to receive an amount per share equal to $33.00 in immediately available federal funds (the "PER SHARE AMOUNT") payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such share of Common Stock at a time and in a manner provided in
Section 2.04. All such shares of Common Stock, when so converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate formerly representing any such share of Common Stock (each, a "CERTIFICATE") will cease to have any rights with respect thereto, except the right to receive the Per Share Amount therefor, without interest, upon the surrender of such Certificate in accordance with Section 2.04.

                  (b) Each share of Common Stock held in the treasury of the Company immediately before the Effective Time shall be canceled and extinguished and no payment or other consideration shall be made with respect thereto.

         2.04 PAYMENT OF CASH FOR COMMON STOCK AND SURRENDER OF CERTIFICATES FOR COMMON STOCK.

                  (a) Prior to the Effective Time, Buyer shall appoint and engage the Company's registrar and transfer agent or such other United States bank or trust company to act as paying agent (the "DISBURSING AGENT") for the payment of the Merger Consideration.

                  (b) On or promptly after the Effective Time, Buyer shall deposit or cause to be deposited with the Disbursing Agent in a separate fund established for the benefit of the holders of shares of Common Stock and Company Stock Options cancelled in accordance with Section 2.05(a) for payment in accordance with this ARTICLE II through the Disbursing Agent, in immediately available funds, an amount equal to the sum, expressed in Dollars of (i) the Per Share Amount multiplied by the number of shares of Common Stock issued and outstanding at the Effective Time (the "SHARE CONSIDERATION") and (ii) the Aggregate Option Consideration (as defined in Section 2.05(a)) (which amount, in the aggregate, is the "MERGER CONSIDERATION").

                  (c) Each holder of a Certificate or Certificates may thereafter surrender such Certificate or Certificates to the Disbursing Agent, as agent for such holder, to effect the surrender of such Certificate or Certificates on such holder's behalf. Buyer shall promptly after the Effective Time cause the distribution to holders of record of shares of Common Stock as of the Effective Time of appropriate materials to facilitate such surrender. Upon the surrender of Certificates for cancellation together with appropriate materials, Buyer shall cause the Disbursing Agent to pay as promptly as practicable the holder of such Certificates in exchange therefor cash in an amount equal to the Per Share Amount multiplied by the number of shares of Common Stock represented by such Certificate.




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                  (d) If any such payment is to be delivered to or paid in a name other than that in which the Certificate is registered, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the Person requesting such payment shall pay to the Disbursing Agent any transfer or other Taxes required by reason of the delivery to or payment in any name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Disbursing Agent that such Tax has been paid or is not applicable.

         2.05 COMPANY STOCK OPTIONS.

                  (a) The Company shall take all actions necessary to provide that at the Effective Time, (i) each option outstanding at the Effective Time to purchase shares of Common Stock granted under the Stock Option Plans of the Company (each a "COMPANY STOCK OPTION") shall be cancelled and (ii) in consideration of the cancellation of fully-vested, exercisable Company Stock Options (including Company Stock Options that are subject to accelerated vesting as a result of the Merger), each holder of fully-vested, exercisable Company Stock Options (including Company Stock Options that are subject to accelerated vesting as a result of the Merger) shall receive, in accordance with Section 2.04, in consideration thereof an amount (less any applicable withholding tax) in cash equal to the product of (x) the excess of the Per Share Amount over the per share exercise price of such fully-vested, exercisable Company Stock Options, and (y) the number of shares of Common Stock subject to such fully-vested, exercisable Company Stock Option (the aggregate amount of such payments, the "AGGREGATE OPTION CONSIDERATION"). Company Stock Options not fully-vested or not otherwise exercisable (other than those that are subject to accelerated vesting as a result of the Merger) shall be cancelled without consideration. All shares of Common Stock underlying the vested, exercisable Company Stock Options shall not be deemed outstanding for purposes of this
Article II.

                  (b) Subject to this Section 2.05, the Company shall take all actions necessary to provide that as of the Effective Time, no holder of Company Stock Options under any Stock Option Plan of the Company will have any right to
(i) receive shares of capital stock of the Surviving Corporation upon the exercise of any such Company Stock Option or (ii) any other consideration for such holder's Company Stock Options.

         2.06 TERMINATION OF PAYMENT FUND. Any portion of the Merger Consideration that remains undistributed to the holders of Common Stock 180 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Common Stock who has not previously complied with this
ARTICLE II shall thereafter look only to the Surviving Corporation, as a general unsecured creditor, for payment of its claim for shares of the Per Share Amount.

         2.07 NO LIABILITY. To the extent permitted by applicable Law, none of Buyer, the Merger Subsidiary, the Company or the Disbursing Agent shall be liable to any Person in respect of any portion of the Merger Consideration delivered to a public official in accordance with any applicable abandoned property, escheat or similar Laws. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to



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such earlier date on which any payment pursuant to this ARTICLE II with respect to such shares would otherwise escheat to or become the property of any Governmental Entity), such payment shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation.

         2.08 ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS.

                  (a) At the Effective Time, the Articles of Incorporation of the Company shall be amended to be in the form of the Articles of Incorporation of the Merger Subsidiary as in effect immediately before the Effective Time, except that the name of the Surviving Corporation shall be "The Wackenhut Corporation", and such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation.

                  (b) The Bylaws of the Merger Subsidiary, as in effect immediately before the Effective Time, will be the Bylaws of the Surviving Corporation.

                  (c) The directors of the Merger Subsidiary immediately before the Effective Time will be the directors of the Surviving Corporation immediately following the Effective Time, and the officers of the Merger Subsidiary immediately before the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time, in each case until the earlier of their death, resignation or until their successors are elected or appointed and qualified, as the case may be. If, at the Effective Time, a vacancy shall exist on the board of directors of the Surviving Corporation or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by applicable Law.

         2.09 EFFECT OF THE MERGER; CLOSING. The execution and delivery by the Company, Buyer and the Merger Subsidiary of the various instruments and documents which this Agreement contemplates, all of which shall take place prior to the Effective Time of the Merger, shall constitute the "CLOSING." The Closing shall take place, at the offices of Akerman, Senterfitt & Eidson, P.A., One Southeast Third Avenue, Miami, Florida, or at such other place as the Parties shall otherwise agree, at 10:00 A.M., local time, on a day (the "CLOSING DATE") within five (5) Business Days after the last to occur of (i) approval of the Merger by the shareholders of the Company or (ii) the satisfaction or waiver of all the conditions to the Closing under Article VII hereto have been met or waived. After the conditions in the preceding sentence are met, if the Parties cannot agree on the Closing Date, it shall take place on the fifth such Business Day thereafter. If any condition precedent to a Party's obligation to close hereunder is not satisfied or fulfilled at or as of the Closing, and the Party with the right to do so has not waived compliance therewith, the Closing shall be postponed until such later time as such condition precedent shall have been satisfied or such waiver shall have been given, or the Parties shall otherwise mutually agree.

         2.10 EFFECTIVENESS OF MERGER. The effect of the Merger shall be as provided in the applicable provisions of the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and the Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation.




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                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Buyer and the Merger Subsidiary that all statements contained in this ARTICLE III are true and correct subject only to (a) the applicable exceptions and qualifications contained in the Disclosure Schedule attached hereto (the "COMPANY DISCLOSURE SCHEDULE") and (b) the applicable conditions contained expressly in this Article III; provided, however, that all representations and warranties in this Article III concerning Wackenhut Chile, S.A. or Wackenhut Safety, S.A. (collectively, "WACKENHUT CHILE") shall be to the Company's Knowledge (it being acknowledged by Buyer that any information set forth in the Disclosure Schedules in respect of Wackenhut Chile was prepared exclusively by and provided by management of Wackenhut Chile without the participation of the Company).

         3.01 ORGANIZATION, STANDING AND POWER; SUBSIDIARIES.

                  (a) Each of the Company, each of the Significant Subsidiaries and, to the Company's Knowledge, each of the Subsidiaries is a corporation or other entity, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and each of the Company and each of the Significant Subsidiaries is duly organized, existing, qualified to do business and is in good standing as a foreign corporation or other entity, as applicable in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for failures to be so organized, existing, qualified or in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  (b) SCHEDULE 3.01(B) hereto sets forth a complete and accurate list, in all material respects, of all the Significant Subsidiaries and the Subsidiaries (including the Company's direct or indirect percentage ownership in each such Significant Subsidiary and Subsidiary) and, to the Company's Knowledge, a list of Persons in which the Company has a direct or indirect equity, partnership or similar interest, except for interests acquired in the ordinary course of business consistent with past practice pursuant to the Company's and the Significant Subsidiaries' respective cash management systems.

                  (c) The Company has made available to Buyer in all material respects complete and accurate copies of the Articles of Incorporation and Bylaws of the Company and the charter, bylaws and all other organizational documents of each Significant Subsidiary, as currently in effect.

         3.02 CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of 60,000,000 shares of capital stock allocated as follows: (i) 50,000,000 shares of Common Stock of which 3,858,585 shares are designated as Series A Common Stock and 46,141,115 shares are designated as Series B Common Stock; and (ii) 10,000,000 shares of preferred stock ("COMPANY PREFERRED STOCK"). The rights and privileges of each class of the Company's capital stock are as set forth in the Company's Articles of Incorporation. As of the date hereof, (x) 3,858,582 shares of Series A Common Stock are issued and outstanding, (y) 11,182,082 shares of

Series B Common Stock are issued and outstanding and (z) no shares of Company Preferred Stock are issued or outstanding.

                  (b) Tuhnekcaw, Inc., a direct, wholly-owned subsidiary of the Company ("TUHNEKCAW"), is the record and beneficial owner of 12,000,000 shares of common stock, par value $0.01, of WCC (the "WCC SHARES"), free and clear of any Liens.

                  (c) Except as listed on SCHEDULE 3.02(C) or SCHEDULE 3.02(G) hereto, there are no options, warrants, equity securities, calls, convertible instruments or similar securities to which the Company or any of the Significant Subsidiaries is a party or by which the Company or any of the Significant Subsidiaries is bound obligating the Company or any of the Significant Subsidiaries to issue, exchange, deliver or sell, or cause to be issued, exchanged, delivered or sold shares of capital stock or other equity interests of the Company or any of the Significant Subsidiaries or any security or right convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of the Significant Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, calls, convertible instruments or similar securities. Except as listed on SCHEDULE 3.02(C) or SCHEDULE 3.02(G) hereto, neither the Company nor any of the Significant Subsidiaries has outstanding any stock appreciation rights, phantom stock, performance-based rights or similar rights or obligations.

                  (d) Except as listed on SCHEDULE 3.02(D) hereto, neither the Company, nor any of the Significant Subsidiaries nor, to the Company's Knowledge, any of the Subsidiaries, is a party to or is bound by any, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company or any of the Significant Subsidiaries. There are no registration rights of any nature granted by the Company or any Significant Subsidiary. Shareholders of the Company are not entitled to dissenters' or appraisal rights under applicable state law in connection with the Merger.

                  (e) All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the FBCA, the Company's Articles of Incorporation or Bylaws or any agreement or document to which the Company is a party or is otherwise bound. There are no obligations, contingent or otherwise, of the Company or any of the Significant Subsidiaries to repurchase, redeem or otherwise acquire any shares of Common Stock or capital stock of the Company or any of the Significant Subsidiaries or to provide funds to, except in the ordinary course of business consistent with past practice, or to make any material investment (in the form of a loan, capital contribution or otherwise) in the Company or any of the Subsidiaries.

                  (f) Except as set forth on SCHEDULE 3.02(F) hereto, all the outstanding shares of capital stock and other equity securities of each of the Significant Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and except as set forth on SCHEDULE 3.02(F) hereto, all such shares are owned, of record and beneficially, by the Company or another Significant Subsidiary of the Company, free and clear of all security interests, mortgages, liens, claims, pledges, limitations in the Company's voting rights, charges or other encumbrances of any nature ("LIENS").

                  (g) SCHEDULE 3.02(G) hereto includes a description of all Company Stock Options, including the name of each optionholder, whether such Company Stock Options are subject to accelerated vesting in connection with or as a result of the consummation of the Merger, the number of Company Stock Options granted to each optionholder, the respective exercise price and the date of such grant.

         3.03 AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject only to the approval and adoption of this Agreement (the "COMPANY VOTING PROPOSAL") by the holders of a majority of the outstanding shares of Series A Common Stock and a majority of the outstanding shares of Series B Common Stock (the "COMPANY SHAREHOLDER APPROVAL"), in each case, under the FBCA, to consummate the Merger. The execution and delivery of this Agreement and the consummation of the Merger has been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Buyer and the Merger Subsidiary, constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar laws affecting creditor's rights generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  (b) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Merger will not,
(i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of the Company or the charter, bylaws or other organizational document of any Significant Subsidiary, (ii) except as set forth on SCHEDULE 3.03(B)(II), conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, (iii) except as set forth in
SCHEDULE 3.03(B)(III), require a consent or waiver under, constitute a change in control under, require the payment of a penalty under (which payment shall also be set forth in such schedule) or result in the imposition of any Lien on the Company's or any Significant Subsidiary's assets under, in each of the cases of clauses (ii) and (iii), any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or any Significant Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iv) subject to obtaining the Company Shareholder Approval and compliance with the requirements specified in Section 3.03(c) and
SCHEDULE 3.03(C), conflict with or violate any Laws applicable to the Company or any Significant Subsidiary or any of its or their properties or assets, except, in the cases of clauses (ii), (iii) and (iv) above, any conflicts, violations, breaches, defaults, rights of termination, rights of cancellation or rights of acceleration, failures to obtain consents or waivers, changes of control, penalties or Liens that, individually or in the aggregate, would not have a Company Material Adverse Effect.

                  (c) Except as set forth on SCHEDULE 3.03(C), no consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitration tribunal, administrative agency or commission or other governmental or regulatory authority, commission, board agency or instrumentality, in each case whether foreign or domestic (each a "GOVERNMENTAL ENTITY"), is required by or with respect to the Company or any of the Significant Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger, except for (i) the filing of the Articles of Merger with the Secretary of State, State of Florida, (ii) the filing of the Proxy Statement (as defined below) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (iii) the filing of such reports, schedules or materials under Section 13 or Rule 14a-12 of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, (v) the pre-merger notification requirements of the HSR Act, (vi) the notification and other requirements of the Exon-Florio Amendment to the Defense Protection Act of 1950, (vii) the FOCI notification and mitigation requirements of Chapter two of the Department of Defense National Security Program Operating Manual (NISPOM), promulgated pursuant to Executive Order 12829, and pursuant to Department of Energy Order DOE O 470.1 regarding safeguards and security, (viii) the expiration of any applicable waiting periods or receipt of clearances, or approvals or consents, as applicable, by the competition authorities in each of Denmark, Germany and Austria (the "REQUIRED COMPETITION APPROVALS") (to be obtained from anti-trust or competition authorities in each such jurisdiction in terms as are necessary to allow the Merger to lawfully proceed in such jurisdiction, and to ensure that the Merger will not be substantially prohibited or materially altered pursuant to the anti-trust or competition laws of such jurisdiction), (ix) consents of the Department of Transportation or the Federal Aviation Administration to effect the transfer of the Company's and its Significant Subsidiaries' commercial operating certificates (the "FAA CONSENTS"), (x) approvals and notifications of the Federal Communications Commission ("FCC") in connection with the transfer of control of the Company, the Significant Subsidiaries or the Subsidiaries in their respective capacities as radio license licensees (the "FCC APPROVALS");
(xi) all other filings required or otherwise provided for under foreign anti-trust or other competition laws or foreign investment laws; (xii) all consents and approvals of the Victorian Department of Justice in relation to the Fulham Correctional Centre Contract (including, without limitation, the approvals under clauses 70.3 and 82.3) that may be required under such contract in relation to entering into this Agreement and consummating the Merger; and
(xiii) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, would not, individually or in the aggregate, have a Company Material Adverse Effect.

         3.04 SEC FILINGS; FINANCIAL STATEMENTS; INFORMATION PROVIDED.

                  (a) The Company has filed all registration statements, forms, reports, and other documents required to be filed by the Company (collectively, the "COMPANY SEC REPORTS") with the SEC since January 1, 1998. The Company SEC Reports (i) have been filed on a timely basis, (ii) have been prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and

(iii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. Other than WCC, no Significant Subsidiary or Subsidiary is subject to the reporting requirements of Section 13 or Section 15 (d) of the Exchange Act or the equivalent rules and regulations of any foreign stock exchanges or securities reporting requirements imposed by any other Governmental Entity.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (the "COMPANY CONSOLIDATED FINANCIAL STATEMENTS") (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange
Act) and (iii) fairly presented or will fairly present in accordance with GAAP the consolidated financial position of the Company, the Significant Subsidiaries and the Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and the Subsidiaries, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or will not be material in amount. The consolidated, audited balance sheet of the Company as of December 30, 2001 is referred to herein as the "COMPANY BALANCE SHEET."

                  (c) The information to be supplied by the Company for inclusion in the proxy statement (the "PROXY STATEMENT") to be sent to the shareholders of the Company in connection with the meeting of the Company's shareholders to consider the approval and adoption of this Agreement (the "COMPANY SHAREHOLDERS' MEETING") will not, on the date the Proxy Statement is first mailed to shareholders of the Company, or at the time of the Company Shareholders' Meeting or at the Effective Time, contain any statement that, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders' Meeting which has become false or misleading.

         3.05 NO UNDISCLOSED LIABILITIES.

                  (a) Except as disclosed on SCHEDULE 3.05 or in the Company SEC Reports filed prior to the date of this Agreement, and except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of the Company's business consistent with past practice, neither the Company nor any of the Significant Subsidiaries have any material liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, that, individually or in the aggregate, would have a Company Material Adverse Effect.

                  (b) SCHEDULE 3.05(B) hereto sets forth a complete and accurate list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of the Company or any of the Significant Subsidiaries in an aggregate principal amount in excess of $250,000 is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the respective dates set forth therein. Except as set forth on SCHEDULE 3.05(B), all the outstanding Indebtedness of the type described in this Section 3.05(b) and in individual principal amounts in excess of $250,000 of the Company or any of the Significant Subsidiaries may be prepaid by the Company or such Significant Subsidiary at any time without the consent or approval of any other Person, and without payment of any premium or penalty (other than customary breakage fees and costs).

         3.06 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as expressly permitted by this Agreement or as set forth on SCHEDULE 3.06 hereto or in the Company SEC Reports, since December 30, 2001, the business of the Company and the Significant Subsidiaries has been conducted in the ordinary course consistent with past practice and there has not been:

                  (a) any Company Material Adverse Effect;

                  (b) any redemption or other acquisition of Common Stock by the Company or any of the Significant Subsidiaries or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to the Common Stock, except for purchases heretofore made pursuant to the terms of a Stock Option Plan;

                  (c) any change in accounting methods, principles or practices used in preparing the Company Consolidated Financial Statements, except as required by GAAP;

                  (d) any revaluation of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice, except as required by changes in GAAP;

                  (e) any entry by the Company or any of the Significant Subsidiaries into any commitment or transaction material to the Company and the Significant Subsidiaries taken as a whole, other than commitments or transactions entered into in the ordinary course of business consistent with past practice;

                  (f) any material increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, Stock Option (including, without limitation, the granting of Company Stock Options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other Company Employee Plan, or any material other increase in the compensation payable or to become payable to any directors, officers or key employees of the Company or any of the Significant Subsidiaries, except in the ordinary course of business consistent with past practice;

                  (g) any entry by the Company or any of the Significant Subsidiaries into any employment, consulting, severance, termination or indemnification agreement (i) with any individual that provides for annual payments and benefits of more than $150,000 or $400,000 in the aggregate except for an agreement in the ordinary course of the Company's or a Significant Subsidiaries' business consistent with past practice or (ii) with any director or officer of the Company or a Significant Subsidiary;

                  (h) payments, discharges, settlements or compromises by the Company or any of the Significant Subsidiaries of claims, liabilities, obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including any litigation or other legal proceedings, except for any such compromise, settlement release or adjustment in the ordinary course of business consistent with past practice; or

                  (i) any agreement, in writing and, to the Company's Knowledge, any oral agreement, by the Company or any Significant Subsidiary to take any of the actions described in this Section 3.06 except as expressly contemplated by this Agreement.

         3.07 TAXES. Except as disclosed on SCHEDULE 3.07 hereto:

                  (a) Except for items relating to Taxes the failure of which to be reported, collected, or paid would not result, individually or in the aggregate, in a Company Material Adverse Effect, all tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any domestic or foreign governmental or regulatory authority (each a "GOVERNMENTAL AUTHORITY") responsible for the imposition of any Tax (a "TAXING AUTHORITY") by or on behalf of the Company and the Significant Subsidiaries with respect to any Tax period (or portion thereof) ending on or before the Closing Date (a "PRE-CLOSING TAX PERIOD") (collectively, the "TAX RETURNS") have, to the extent required to be filed on or before the date hereof, been filed when due (including pursuant to any extension) in accordance with applicable Law.

                  (b) The Tax Returns as filed are true, correct and complete in all material respects, and complete and accurate copies of all federal Income Tax Returns filed within the past three years, and the examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and the Significant Subsidiaries filed or received within the past five years have been provided to Buyer.

                  (c) Except for audits of Tax Returns set forth on Schedule 3.07(c) and except for audits relating to Taxes the failure of which to be reported, collected or paid, would not result, individually or in the aggregate, in a Company Material Adverse Effect, none of the Tax Returns is under audit by any Taxing Authority.

                  (d) Except as set forth on SCHEDULE 3.07(D), no entity covered by the Tax Returns is a party to any contract under which any person may receive payments which may be characterized as "contingent on a change in control" within the meaning of Section 280G of the Code.

                  (e) Except for Taxes the failure of which to be reported, collected, or paid, would not result, individually or in the aggregate, in a Company Material Adverse Effect, all Taxes owed, or required to be withheld and remitted, by the entities covered by the Tax Returns (whether or not shown as due and payable on the Tax Returns that have been filed) have been timely paid, or timely withheld and remitted, to the appropriate Taxing Authority.

                  (f) Except as set forth on SCHEDULE 3.07(F) and except for Tax Returns relating to Taxes the failure of which to be reported, collected, or paid, would not result, individually or in the aggregate, in a Company Material Adverse Effect, no extension or waiver of the statute of limitations period applicable to any Tax Return is currently in effect.

                  (g) Except as set forth on SCHEDULE 3.07(C) and except for Taxes or Tax Returns relating to Taxes the failure of which to be reported, collected, or paid individually or in the aggregate, would not result in a Company Material Adverse Effect, there is no action, suit, proceeding, audit or investigation now pending in respect of any Tax Return or otherwise with respect to the Company or the Significant Subsidiaries concerning Taxes.

                  (h) There are no Liens for Taxes on any asset of the Company or the Significant Subsidiaries, except Liens for current Taxes not yet due or Liens the payment of which, individually or in the aggregate, would not result in a Company Material Adverse Effect.

                  (i) SCHEDULE 3.07(I) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax imposed on overall net income is properly payable by the Company or the Significant Subsidiaries, as applicable. No claim which is currently pending has been made by a Taxing Authority in a jurisdiction where any of the Company and the Significant Subsidiaries does not file Tax Returns that it is or may be subject to taxation by such jurisdiction.

                  (j) Neither the Company nor any other person on behalf of the Company or the Significant Subsidiaries has entered into any agreement or consent pursuant to Section 341(f) of the Code (concerning collapsible corporations), or any similar provision of the Tax laws of any jurisdiction.

                  (k) The Company or the Significant Subsidiaries will not be required to include any material adjustment in taxable income for any tax period after the Pre-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period or pursuant to the provisions of any agreement entered into with any Taxing Authority with regard to Tax liability for any Pre-Closing Tax Period.

                  (l) Neither the Company nor any of the Significant Subsidiaries has ever been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person other than groups where the Company or the Significant Subsidiaries are or were the common parent.

                  (m) Each class of the Company's stock is defined in Temporary Treasury Regulation Section 1.897-9T(d)(2), and no foreign person (within the meaning of Temporary Treasury Regulation Section 1.897-9T(c)) owns, or owned within the period described in Section 897(c)(1)(A)(ii) of the Code, 5 percent or more of any class of stock of the Company.

                  (n) Since the date of the Company Balance Sheet, neither the Company nor any of the Significant Subsidiaries has incurred any liability for

Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside of the ordinary course of business consistent with past practice.

3.08     OWNED AND LEASED REAL PROPERTIES.

                  (a) SCHEDULE 3.08(A) hereto sets forth in all material respects a complete and accurate list of the addresses of all real property owned by the Company or any Significant Subsidiary (the "REAL ESTATE"). Other than as reflected in the Consolidated Financial Statements and other than Permitted Liens, there are no liabilities, Liens, encumbrances, easements, restrictions, reservations, tenancies, agreements or other obligations ("ENCUMBRANCES") affecting the Real Estate and there are no Taxes pending or payable against the Real Estate other than Permitted Liens, except such Taxes and Encumbrances that, individually or in the aggregate, would not have a Company Material Adverse Effect. There is no pending or, to the Company's Knowledge, threatened condemnation or eminent domain proceeding with respect to the Real Estate.

                  (b) Except as set forth in SCHEDULE 3.12(A), there is no action pending or, to the Company's Knowledge, threatened by any Governmental Entity claiming that the Real Estate violates any Governmental Regulations or threatening to shut down the business of the Company or any of the Significant Subsidiaries, except for actions that would not have a Company Material Adverse Effect.

                  (c) Except as set forth in SCHEDULE 3.08(C), all the buildings, fixtures and other improvements located on the Real Estate are in adequate operating condition and repair in all respects and the operation thereof as presently conducted is not in violation of any applicable building code, zoning ordinance or other similar law or regulation, in each case, whether foreign or domestic except where such violations, individually or in the aggregate, would not have a Company Material Adverse Effect.

                  (d) SCHEDULE 3.08(D) hereto lists and describes briefly (listing the parties thereto, the date of execution and the street addresses) all leases or subleases of real property material to the Company or any of the Significant Subsidiaries requiring (i) annual payments to the Lessor thereunder (or a third party), in each case, of at least $50,000 or (ii) aggregate lease payments to the Lessor (or a third party), in each case, of at least $250,000. The Company has made available to Buyer correct and complete copies of the leases and subleases (as amended to date) listed on SCHEDULE 3.08(D) hereto. With respect to each lease and sublease listed on SCHEDULE 3.08(D) hereto:

                           (i) the lease or sublease is legal, valid, binding
and enforceable, in each case, against the lessor or sublessor, as applicable, and in full force and effect;

                           (ii) the lease or sublease will continue to be legal,
valid, binding, and enforceable, in each case against the lessor or sublessor, as applicable, and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

                           (iii) neither the Company nor any of the Significant
Subsidiaries nor, to the Company's Knowledge, any other party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time (or both) would constitute a material breach or default or permit termination, modification or acceleration thereunder;

                           (iv) there are no material disputes, oral agreements,
forfeiture proceedings or forbearance programs in effect as to the lease or sublease;

                           (v) except as set forth in SCHEDULE 3.08 (D)(V)
pursuant to the financing arrangements of the Company and its Significant Subsidiaries, neither the Company nor any of the Significant Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                           (vi) all facilities leased or subleased thereunder
are supplied with utilities and other services necessary for the operation of said facilities; and

                           (vii) the Company Consolidated Financial Statements
contain adequate reserves to provide for the restoration of the property subject to the leases at the end of the respective lease terms, to the extent required by the leases;

except, in each case, such failures to be in full force and effect or to be enforceable, such breaches or defaults, disputes, oral agreements, forfeiture proceedings or forbearance programs, assignments, transfers conveyances, Liens, lack or utilities and other services, or lack of reserves ("SECTION 3.08(D) EVENTS") that, together with any of the Section 3.10(c) Events (defined below), individually or in the aggregate, would not have a Company Material Adverse Effect.

         3.09 INTELLECTUAL PROPERTY. Except as set forth on SCHEDULE 3.09 or in the Company SEC Reports, each of the Company and each of the Significant Subsidiaries owns, or is licensed or otherwise possesses rights to use all patents, trademarks and service marks (registered or unregistered), trade names, domain names, computer software and copyrights and applications and registrations therefor, in each case, which are material to the conduct of the business of the Company and the Significant Subsidiaries, taken as a whole (collectively, the "INTELLECTUAL PROPERTY RIGHTS"). SCHEDULE 3.09 describes all rights to the name Wackenhut or any derivation thereof granted, sold, gifted or otherwise transferred by the Company to a third party who is unrelated to the Company, the Significant Subsidiaries or any Subsidiary. Except as set forth on
SCHEDULE 3.09, there are neither any outstanding nor, to the Company's Knowledge, threatened disputes or disagreements with respect to any of the Intellectual Property Rights, except such disputes or disagreements that would not have a Company Material Adverse Effect.

         3.10 AGREEMENTS, CONTRACTS AND COMMITMENTS.

                  (a) Schedule 3.10(a) hereto sets forth a complete and accurate list of all (x) Customer Contracts and (y) all other contracts and agreements that are material to the business, assets, liabilities, capitalization, condition (financial or otherwise) or results of operations of the Company and the Significant Subsidiaries, taken as a whole, including, without limitation, each of the following agreements or contracts to which the Company or any of the Significant Subsidiaries is a party, is an obligor or by which any of them or their properties or assets are bound:

                           (i) in each case, each material loan agreement,
indenture or other instrument, contract or agreement under which any money has been borrowed or loaned or under which any note, bond or other evidence of Indebtedness has been issued and remains outstanding;

                           (ii) each Guaranty, assumption agreement or similar
agreement, and each contract to reimburse any maker of a letter of credit, letter of comfort, or banker's acceptance or similar instrument;

                           (iii) in each case, each mortgage, contract for deed,
security agreement, conditional sales contract, financing, "synthetic" or capitalized lease or similar agreement that effectively creates a lien on any assets of Company or any of the Significant Subsidiaries (other than any purchase money security interest, conditional sales contract, capitalized lease or similar agreement which creates a lien only on tangible personal property and the unpaid obligations of the Company or any of the Significant Subsidiaries under which are $250,000 or less);

                           (iv) each partnership, shareholder or joint venture
agreement;

                           (v) each material agreement for the purchase or sale
of any stock, assets, business, division or company by or to the Company or any of the Significant Subsidiaries or under which the Company or any of the Significant Subsidiaries has any continuing indemnification obligations;

                           (vi) each "Material Contract" (as such term is
defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC); and

                           (vii) each material option, right of first refusal or
right of first offer with respect to the sale, purchase or leasing of any real property.

                  (b) SCHEDULE 3.10(B)(I) hereto sets forth a complete and accurate list of each contract or agreement to which the Company or any of the Significant Subsidiaries is a party or bound with any Affiliate of the Company (collectively, the "AFFILIATE CONTRACTS"). Except as set forth on SCHEDULE 3.10(B)(II), the Company has made available to Buyer a complete and accurate copy of each Affiliate Contract. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of the Significant Subsidiaries has entered into any transaction with any director, officer or other Affiliate of the Company or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

                  (c) Except with respect to Contracts listed on SCHEDULE 3.10(D), with respect to each Contract: (i) the Contract is legal, valid, binding and enforceable against the other party thereto and in full force and effect; (ii) immediately following the Closing, the Contract will continue to be
(a) valid, binding and enforceable against the other party thereto and (b) in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; and (iii) neither the Company nor, to the Company's Knowledge, any other party to a Contract has failed to perform its obligations (including its confidentiality obligations) thereunder or is in material breach or default thereof, and no event has occurred which with notice or lapse of time (or both) would constitute a breach or default or permit termination, modification or acceleration, under the Contract, except such failure to be in full force and effect or to be enforceable, such failure to perform, breaches or defaults or events that would constitute a breach or default, or terminations, accelerations, modifications ("SECTION 3.10(C) EVENTS"), that, together with an Section 3.08(d) Events, individually or in the aggregate, would not have a Company Material Adverse Effect.

                  (d) Except as set forth on SCHEDULE 3.10(D), neither the Company nor any of the Significant Subsidiaries is a party to any material oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed on SCHEDULE 3.10(A) and SCHEDULE 3.10(B) hereto under the terms of this Section 3.10.

         3.11 LITIGATION. Except as set forth on SCHEDULE 3.11, (a) there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Company's Knowledge, threatened against the Company or any of the Significant Subsidiaries and (b) neither the Company nor any of the Significant Subsidiaries is the subject of any proceeding asserting that the Company or any of the Significant Subsidiaries has committed an unfair labor practice or any proceeding seeking to compel it to bargain with any labor union or labor organization; and (c) there are no material judgments, orders or decrees outstanding against the Company or any of the Significant Subsidiaries; that, in each of the cases described in clauses (a), (b) and (c) of this Section 3.11, would have, individually or in the aggregate, a Company Material Adverse Effect.

         3.12 ENVIRONMENTAL MATTERS.

                  (a) Except as disclosed on SCHEDULE 3.12(a) or except as set forth in the Company's SEC Reports hereto and except for such matters that, individually or in the aggregate, would not have a Company Material Adverse
Effect:

                           (i) the Company and each of the Significant
Subsidiaries have at all times complied with, and are not currently in violation of, any applicable Environmental Laws;

                           (ii) the Company and each of the Significant
Subsidiaries have all permits, licenses and approvals required under Environmental Laws to operate and conduct their respective businesses as currently operated and conducted;

                           (iii) there is no Contamination of or at the
properties currently owned, leased or operated by the Company or any of the Significant Subsidiaries (including soils, groundwater, surface water, buildings or other structures);

                           (iv) to the Company's Knowledge, there was no
Contamination of or at the properties formerly owned, leased or operated by the Company or any of the Significant Subsidiaries prior to or during the period of time such properties were owned, leased or operated by the Company or any of the Significant Subsidiaries;

                           (v) neither the Company nor any of the Significant
Subsidiaries is liable for or subject to any enforcement action for a Release of any Hazardous Substance or Contamination on the property of any other Person.

                           (vi) neither the Company nor any of the Significant
Subsidiaries has received any written notice, demand, letter, claim or request for information, and, to the Company's Knowledge, there are no pending or threatened notices, demands, letters, claims or requests for information, alleging that the Company or any of the Significant Subsidiaries may be in violation of, liable under or have obligations under any Environmental Laws;

                           (vii) neither the Company nor any of the Significant
Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any other Person relating to liability or obligation under any Environmental Laws or relating to Hazardous Substances;

                           (viii) to the Company's Knowledge, there are no
circumstances or conditions involving the Company or any of the Significant Subsidiaries that could reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the ownership, use or transfer of any property of the Company or any of the Significant Subsidiaries pursuant to any Environmental Laws;

                           (ix) none of the properties currently or formerly
owned, leased or operated by the Company or any of the Significant Subsidiaries is listed in the National Priorities List or any other written list or written inventory or record maintained by any federal, state or local governmental agency with respect to sites from which there is or has been a Release of any Hazardous Substance or any Contamination;

                           (x) none of the properties currently or, to the
Company's Knowledge, formerly owned, leased or operated by the Company or any of the Significant Subsidiaries is used nor was ever used, (A) as a landfill, dump or other disposal, storage, transfer or handling area for Hazardous Substances, excepting, however, for the routine storage, use and management of Hazardous Substances from time to time as necessary, and in compliance with Environmental Laws; (B) for industrial, military or manufacturing purposes; or (C) as a gasoline service station or a facility for selling, dispensing, storing, transferring or handling petroleum and/or petroleum products;

                           (xi) except as set forth in Schedule 3.12(a)(xi), to
the Company's Knowledge, there are no underground or above ground storage tanks (whether or not currently in use), urea-formaldehyde materials, asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs), nuclear fuels, radioactive wastes or solid wastes, located on or under any of the properties currently or formerly owned, leased or operated by the Company or any of the Significant Subsidiaries, and no underground tank previously located on these properties has been removed therefrom; and

                           (xii) there are no Liens against any of the
properties currently owned, leased or operated by the Company or any of the Significant Subsidiaries arising under any Environmental Laws, and the Company has complied with all environmental transfer statutes applicable to this Agreement, if any.

                  (b) SCHEDULE 3.12(B) hereto sets forth a complete and accurate list of all documents (whether in hard copy or electronic form) that contain any environmental, human health and safety, or natural resources reports, investigations and audits relating to all material premises currently owned or operated by the Company or any of the Significant Subsidiaries (whether conducted by or on behalf of the Company or any of the Significant Subsidiaries or any other Person, and whether done at the initiative of the Company or any of the Significant Subsidiaries or directed by a Governmental Entity or any other Person) which were issued or conducted since January 1, 1997, and of which the Company or any of the Significant Subsidiaries has possession or to which the Company or any of the Significant Subsidiaries has reasonable access. A complete and accurate copy of each such document has been provided to Buyer.

         3.13 EMPLOYEE BENEFIT PLANS.

                  (a) SCHEDULE 3.13 hereto sets forth a complete list of (i) all "employee benefit plans," as defined in Section 3(3) of ERISA and all material employee benefit plans under applicable foreign law of the Company or the Significant Subsidiaries other than the Foreign Significant Subsidiaries (as defined below), (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, and any contracts, programs, funds, or arrangements of any kind providing similar employee benefits of the Company or the Significant Subsidiaries other than the Foreign Significant Subsidiaries, (iii) all other employee benefit plans, contracts, programs, funds, or arrangements of the Company or the Significant Subsidiaries other than the Foreign Significant Subsidiaries (whether written or oral, qualified or nonqualified, funded or unfunded, currently effective or terminated, but only if any employee of the Company or any Significant Subsidiary is still entitled to benefits under such terminated plan) and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, shareholders, consultants, or independent contractors of the Company or any of the Company's Significant Subsidiaries (or their respective predecessors) (or, where indicated below, any trade or business (whether or not incorporated)) (x) which is under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (y) which together with the Company is treated as a single employer under Section 414(c) of the Code (the "CONTROLLED GROUP"), or with respect to which the Company or any of the Company's Significant Subsidiaries (or their respective predecessors) (or, where indicated below, the Controlled Group) has made or is required to make payments, transfers, or contributions and (iv) all material employee benefit plans, programs and arrangements of the Foreign Significant Subsidiaries (all of the above being individually or collectively referred to as "COMPANY EMPLOYEE PLAN" or "COMPANY EMPLOYEE PLANS," respectively). The Company has no liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Company Employee Plans. For purposes of the
Section 3.13, the term Foreign Significant Subsidiaries means the Significant Subsidiaries that are incorporated or organized under the Laws of a jurisdiction other than the United States of America or any of the States.

                  (b) With respect to each Company Employee Plan, other than those of the Foreign Significant Subsidiaries, a complete and correct copy of each of the following documents (if applicable) has been provided or made available to Buyer: (i) all current plan and related trust documents, and all amendments thereto or, in the case of an unwritten Company Employee Plan, a written description thereof; (ii) all current summary plan descriptions, and all related summaries of material modifications, annual reports, and summary annual reports; (iii) the most recent annual report (Form 5500) (including schedules);

(iv) the most recent actuarial reports or valuations; (v) all current insurance contracts and other documents relating to the funding or payment of benefits under or current contributions to (including any proposed revisions thereto) any Company Employee Plan and membership data in connection therewith, (vi) the most recent determination letter, if any, issued by the IRS with respect to any Company Employee Benefit Plan qualified under Section 401(a) of the Code; and
(vii) any other documents, forms or other instruments relating to any Company Employee Plan reasonably requested by Buyer. No employees of the Company or of the Significant Subsidiaries, other than those of the Foreign Significant Subsidiaries, have benefits that are in addition to those set forth on SCHEDULE
3.13. With respect to the Company Employee Plans of the Foreign Significant Subsidiaries, a complete and correct copy of all current plan and related trust documents, and all amendments thereto, all summaries or other summary descriptions, and the most recent actuarial and/or valuation reports have been provided or made available to Buyer. No employees of the Foreign Significant Subsidiaries have any material benefits that are in addition to those set forth in SCHEDULE 3.13.

                  (c) With respect to each Company Employee Plan and other than any failures which would not be reasonably likely to have individually or in the aggregate, a Company Material Adverse Effect, (i) the Company has complied in all material respects with the terms of each plan and applicable law, (ii) the Company and the Significant Subsidiaries have performed in all material respects all obligations required to have been performed by them under such plan, (iii) the Company and the Significant Subsidiaries are not materially in violation of such plan, and (iv) no event has occurred and, to the Company's Knowledge, there exists no condition or set of circumstances, in connection with which the Company or any of the Significant Subsidiaries is reasonably likely to be subject to any liability under the term of such Company Employee Plans, ERISA, the Code or any other applicable law. To the Company's Knowledge, neither the Company nor any of the Significant Subsidiaries has any actual or contingent liability under Title IV of ERISA (other than the payment of premiums to the Pension Benefit Guaranty Corporation, including without limitation, any liability in connection with (i) the termination or reorganization of any Company Employee Plan subject to Title IV of ERISA or (ii) the withdrawal from any multiemployer plan, and no fact or event exists which is reasonably likely to give rise to any such liability.

                  (d) The Company Employee Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code, respectively, are so qualified and have been determined by the IRS to qualify under such Sections. To the extent that any Company Employee Plans have not been determined by the IRS to qualify under Sections 401 and 501(a) of the Code or amended to comply with the applicable law, the remedial amendment period permitting retroactive amendment of these Company Employee Plans has not expired. To the Company's Knowledge (i) nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination, and (ii) the IRS has not taken any action to revoke any such letter.

                  (e) All contributions and payments required to have been made under or with respect to any Company Employee Plan or under ERISA, the Code or any other applicable Law to any trusts established thereunder or in connection therewith have been made by the due date therefor or accrued on the Company

Balance Sheet (including any valid extensions) and no material fees are due which have not been paid or accrued on the Company Balance Sheet.

                  (f) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Company Employee Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date. With respect to any insurance policy providing funding for benefits under any Company Employee Plan, to the Company's Knowledge, there is no liability of the Company or any of Company's Affiliates, in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof. With respect to any insurance policy that has, or does, provide funding for benefits under any Company Employee Plan, to the Company's Knowledge, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Company's Knowledge, no such proceedings with respect to any insurer are imminent.

                  (g) Except as disclosed on SCHEDULE 3.13, there are no pending or, to the Company's Knowledge, threatened actions, claims, proceedings or investigations against any Company Employee Plan or its assets, plan sponsor, plan administrator, or fiduciaries or trustees with respect to the operation of such plan (other than benefit claims in the ordinary course consistent with past practice which, if adversely determined, would not have, and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect), nor, to the Company's Knowledge, is there any basis for one.

                  (h) Except as disclosed on SCHEDULE 3.13, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with an individual's termination of employment) will or could (i) result in any payment (including without limitation, severance, unemployment compensation, or otherwise) becoming due to any director, officer or employee (current, former or retired) of the Company or any of the Significant Subsidiaries, (ii) increase any benefits otherwise payable under any Company Employee Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

                  (i) Except as disclosed on SCHEDULE 3.13, none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by Law and no Company Employee Plan provides benefits to any individual who is not a current or former employee or director of the Company or a Significant Subsidiary, or the dependents or other beneficiaries of any such current or former employee.

                  (j) Except as otherwise disclosed on SCHEDULE 3.13, the Company or the Company's Significant Subsidiaries have reserved all rights necessary to amend or terminate each of the Company Employee Plans without the consent of any other person. Neither the Company nor any of Company's Significant Subsidiaries has agreed or committed to institute any material plan, program, arrangement or agreement for the benefit of employees or former employees of the Company other than the Company Employee Plans, or to make any amendments to any of the Company Employee Plans, except as required by law, or to continue the Company Employee Plans for a given period of time and no plans have been announced to establish any such new arrangements.

                  (k) Except as disclosed on SCHEDULE 3.13, assuming that the Merger will not occur, the Company reasonably expects that the disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any Significant Subsidiary during the current taxable year of the Company under any contract, Company Employee Plan, program, arrangement or understanding currently in effect.

         3.14 COMPLIANCE WITH LAWS. The Company and each of the Significant Subsidiaries have complied in all respects with, and are not in violation of, and have not received any written notice alleging any violation with respect to, any provisions of any Laws applicable to the conduct of its business (including, without limitation, immigration Laws), or the ownership or operation of its properties or assets, except for such failures to comply, violations and notices as would not, individually or in the aggregate, have a Company Material Adverse Effect.

         3.15 LICENSES, PERMITS AND AUTHORIZATIONS. SCHEDULE 3.15 lists all of the Company's and the Significant Subsidiaries' material permits, licenses, authorizations (including FCC Authorizations defined herein) and franchises from Governmental Entities (the "COMPANY PERMITS"). The Company Permits constitute all permits, licenses and franchises from Governmental Entities material to the conduct of the Company's and the Significant Subsidiaries' businesses as now being conducted or as presently contemplated to be conducted by the Company and the Significant Subsidiaries, and the Company and each of the Significant Subsidiaries are in compliance with the terms of the Company Permits and, except as set forth in SCHEDULE 3.15, no Company Permit shall cease to be effective as a result of the Merger and, except where the failure to have, or of such non-compliance or failure to be effective, individually or in the aggregate, would not have a Company Material Adverse Effect.

         3.16 LABOR MATTERS AND RELATIONS.

                  (a) Except as set forth on SCHEDULE 3.16(A), neither the Company nor any of the Significant Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or contract with a labor union or labor organization or is engaged in any labor negotiations or proceedings with any labor union or labor organization whether foreign or domestic. There is no pending or, to the Company's Knowledge, threatened, union organizing drive, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Significant Subsidiaries that would have a Company Material Adverse Effect.

                  (b) Except as set forth in the Company SEC Reports or SCHEDULE 3.16(B): (i) each of the Company and each of the Significant Subsidiaries is, and has at all times been, in compliance with all applicable laws, rules, regulations and orders respecting employment and employment practices, terms and conditions of employment, wages, hours or work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law, and (ii) to the Company's Knowledge, there are no proceedings pending between the Company and any of the

Significant Subsidiaries or any of their respective employees before any federal or state agency, (other than with respect to workers compensation claims and other claims arising in the ordinary course of business consistent with past practice), except with respect to (i) above, such non-compliance or engagement , or (ii) above, such proceedings, as would not have a Company Material Adverse Effect.

         3.17 INSURANCE. The Company and each of the Significant Subsidiaries maintains insurance policies (the "INSURANCE POLICIES") with reputable insurance carriers (including Titania Insurance Company of America) against all risks of a character and in such amounts as, to the Company's Knowledge, are usually insured against by similarly situated companies in the same or similar businesses including, without limitation, insurance adequate to comply with the terms of all Customer Contracts. Except as set forth on SCHEDULE 3.17(I), each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full, and except as set forth on SCHEDULE 3.17(II), none of the Insurance Policies shall terminate or lapse (or be affected in any other materially adverse manner) by reason of the Merger, and the Company and each of the Significant Subsidiaries have complied in all material respects with the provisions of each Insurance Policy under which it is the insured party, and except as set forth in SCHEDULE 3.17(III), no insurer under any Insurance Policy has provided the Company or any Significant Subsidiary with written notice of cancellation or a written notice generally disclaiming liability under any such policy or indicated in writing any intent to do so or not to renew any such policy, except to the extent the failure to be in full force and effect or enforceable, or failure to pay premiums, termination, lapse, failure to comply, notice of cancellation or notice disclaiming liability or notice of non-renewal would not, individually or in the aggregate, have a Company Material Adverse Effect.

         3.18 TANGIBLE ASSETS. The Company directly or through one of the Significant Subsidiaries owns or leases all tangible assets material to the conduct of the Company's and the Significant Subsidiaries' business as presently conducted (the "TANGIBLE ASSETS"). All of the Tangible Assets that are owned, are owned free and clear of all Liens except for (a) Liens disclosed in the Company SEC Reports filed prior to the date of this Agreement (b) Permitted Liens and (c) other Liens that, individually or in the aggregate, do not materially interfere with the ability of the Company or the Significant Subsidiaries to conduct their business as presently conducted and have not resulted in, and are not reasonably likely to result in, a Company Material Adverse Effect. Except as set forth in SCHEDULE 3.18, the Tangible Assets are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and adequate repair (subject to normal wear and tear) and are suitable for the purpose for which they are presently used, except for any existing defects or needed repairs which would not, individually or in the aggregate, have a Company Material Adverse Effect.

         3.19 GOVERNMENT CONTRACTS. Neither the Company nor any of the Significant Subsidiaries has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity ("GOVERNMENT CONTRACTS"); no such suspension or debarment has been initiated or, to the Company's Knowledge, threatened and the consummation of the Merger will not result in any such suspension or debarment. Neither the Company nor any of the Significant Subsidiaries has been audited or investigated nor is it now being audited or, to the Company's Knowledge, investigated by the U.S. Government Accounting Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Entity, any similar agencies or instrumentalities of any Governmental Entity, or any prime contractor with a Governmental Entity nor, to the Company's Knowledge, has any such audit or investigation been threatened except, in all instances referred to in this sentence, pursuant to normal and customary audits and reviews associated with such Government Contracts and with the business of the Company and the Significant Subsidiaries relating to the procurement of Government Contracts, generally. To the Company's Knowledge, there is no valid basis for (a) the suspension or debarment of the Company or any of the Significant Subsidiaries from bidding on any Government Contracts, or
(b) any material claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence; that, in each case, individually or in the aggregate, would have a Company Material Adverse Effect. Except as set forth on SCHEDULE 3.19, neither the Company nor any of the Significant Subsidiaries has any material agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

         3.20 OPINION OF FINANCIAL ADVISOR. The financial advisor of the Company, Salomon Smith Barney Inc., has delivered to the Company Board an opinion dated the date of this Agreement to the effect that, as of such date, the Share Consideration is fair, from a financial point of view to the holders of the Common Stock. A signed copy of such opinion will be delivered to Buyer promptly after the execution of this Agreement solely for informational purposes.

         3.21 STATE TAKEOVER STATUTES. The Company Board has taken all necessary action to exempt the Merger and this Agreement from the restrictions of Section
607.0902 of the FBCA and, accordingly, neither such section nor any other similar statute applies to the Merger. No other "business combination," "interested shareholder," affiliated transactions," "fair price," "moratorium," "control share acquisition" or other antitakeover statute or regulations enacted under U.S. state or federal laws applies to the Merger.

         3.22 ADVISORS. Except as set forth on SCHEDULE 3.22, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, or as a result of any action, agreement or commitment of the Company or any of the Significant Subsidiaries, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger. The Company has made available to Buyer a complete and accurate copy of all agreements pursuant to which any of the Company's or the Significant Subsidiaries' advisors is entitled to any fees and expenses in connection with the Merger.

         3.23 STATIONS; FCC MATTERS.

                  (a) The Company or the Significant Subsidiaries owns and operates all the radio stations listed on SCHEDULE 3.23 (each a "STATION" and collectively the "STATIONS") pursuant to all necessary licenses, authorizations, permits and approvals issued by the FCC or the equivalent applicable Governmental Entity if the Stations are owned or operated outside the United States (collectively, the "FCC AUTHORIZATIONS"), except where the failure to obtain such FCC Authorization would not, individually or in the aggregate, have a Company Material Adverse Effect. The Stations represent all the radio stations required to conduct the Company's and the Significant Subsidiaries' businesses as each is presently conducted.

                  (b) All reports, fees (including, but not limited to annual regulatory fees) and other submissions required to be filed with the FCC by the Company or the Significant Subsidiaries with respect to the Stations have been timely filed in all material respects. All such reports, fees and other submissions are accurate and complete in all material respects. (i) The Company and the Significant Subsidiaries maintain all files for the Stations as required by, and in compliance with, all applicable FCC rules, regulations and policies and (ii) with respect to FCC licenses, permits and authorizations, the Company and the Significant Subsidiaries are operating only those facilities for which an appropriate FCC Authorization has been obtained and is in full force and effect, and the Company and the Significant Subsidiaries are in compliance with all relevant conditions of each such FCC Authorization; except in each case, where the failure to so maintain, comply or operate, maintain in full force and effect, or where such non-compliance would not, individually or in the aggregate, have a Company Material Adverse Effect.

         3.24 DISINTERESTED BOARD APPROVAL. The Disinterested Board has approved the Merger and has taken all other action, if any, necessary under the FBCA to ensure that at the Effective Time Tuhnekcaw may vote the WCC Shares.

         3.25 VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the outstanding shares of Series A Common Stock and the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as separate classes with respect to this Agreement and the Merger, are the only votes of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the Merger.

         3.26 DIRECTOR AND OFFICER LITIGATION. Except as set forth on SCHEDULE 3.26, to the Company's Knowledge, there is no material litigation to which any of the Company's or the Significant Subsidiaries' directors or officers are a party in his or her capacity as a director or officer of the Company or any of the Significant Subsidiaries.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                         BUYER AND THE MERGER SUBSIDIARY

         Buyer and the Merger Subsidiary represent and warrant to the Company as of the date hereof that:

         4.01 ORGANIZATION, STANDING AND POWER. Each of Buyer and the Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

         4.02 CAPITALIZATION. All issued and outstanding shares of capital stock of the Merger Subsidiary are owned by Buyer.

         4.03 AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) Each of Buyer and the Merger Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement and the consummation of the Merger by Buyer and the Merger Subsidiary have been duly authorized by all necessary corporate action on the part of each of Buyer and the Merger Subsidiary. This Agreement has been duly executed and delivered by each of Buyer and the Merger Subsidiary and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of each of Buyer and the Merger Subsidiary, as applicable, enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar laws affecting creditor's rights generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  (b) The execution and delivery of this Agreement by each of Buyer and the Merger Subsidiary does not, and the consummation by Buyer and the Merger Subsidiary of the Merger will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of Buyer or the Articles of Incorporation or Bylaws of the Merger Subsidiary,
(ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on Buyer's or the Merger Subsidiary's assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which Buyer or the Merger Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in Section 4.03(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or the Merger Subsidiary or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.03(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.

                  (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity, is required by or with respect to the Buyer or the Merger Subsidiary in connection with the execution and delivery of this Agreement by Buyer or the Merger Subsidiary or the consummation by Buyer or the Merger Subsidiary of the Merger, except for (i) the Required Competition Approvals,
(ii) the FCC Approvals, (iii) the filing of the Articles of Merger with the Secretary of the Department of State of the State of Florida, (iv) the filing of such reports, schedules or materials under Section 13 or Rule 14a-12 of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, (vi) the pre-merger notification requirements of the HSR Act, (vii) the notification requirements of the Exon-Florio Amendment to the Defense Protection Act of 1950, (viii) the FOCI notification and mitigation requirements of Chapter two of the Department of Defense National Security Program Operating Manual (NISPOM), promulgated pursuant to Executive Order 12829, and pursuant to Department of Energy Order DOE O 470.1 regarding safeguards and security, (x) any filings required or otherwise provided for under applicable foreign antitrust or other competition laws or foreign investment laws, (xi) all consents and approvals of the Victorian Department of Justice in relation to the Fulham Correctional Centre Contract (including, without limitation, the approvals under clauses 70.3 and 82.3) that may be required under such contract in relation to entering into this Agreement and consummating the Merger, (xii) the FAA Consents and (xiii) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

         4.04 OPERATIONS OF THE MERGER SUBSIDIARY. The Merger Subsidiary was formed solely for the purpose of engaging in the Merger, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. During the period from the date of this Agreement through the Closing Date, the Merger Subsidiary shall not engage in any activities except as provided in or contemplated by this Agreement.

         4.05 BROKERS. No agent, broker, investment banker or financial advisor shall be entitled as a result of any action, agreement or commitment of Buyer or the Merger Subsidiary, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger, except Lehman Brothers and UBS Warburg, whose fees and expenses shall be the sole responsibility of Buyer.

         4.06 LITIGATION. There is no action, suit, proceeding, claim, arbitration or, investigation pending or, to Buyer's Knowledge, threatened against or affecting Buyer or the Merger Subsidiary which would reasonably be expected to have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

         4.07 FINANCING. Buyer has a fully underwritten and binding (on customary terms) commitment, not subject to syndication, from a financial institution of recognized standing relative to the size of such commitment, to fund the entire Merger Consideration.

                                   ARTICLE V

                               CONDUCT OF BUSINESS

         5.01 COMPANY COVENANTS. Except as otherwise first approved in writing by Buyer, which approval shall not be unreasonably withheld or delayed, and except as otherwise set forth in this Agreement, from the date hereof until the Effective Time, or until this Agreement is terminated in accordance with its terms, the Company covenants the following:

                  (a) CONDUCT BUSINESS IN ORDINARY COURSE. The Company shall and shall cause each of the Significant Subsidiaries to except as set forth on
SCHEDULE 5.01(A) conduct its and their business only in the ordinary course consistent with past practice and in compliance in all material respects with all applicable Law. The Company shall use its best efforts to, and will use its best efforts to cause the Significant Subsidiaries to, keep available, in all material respects, the services of the present officers, employees and consultants of the Company and the Significant Subsidiaries and to preserve the present relationships of the Company and the Significant Subsidiaries with their respective customers, suppliers and other Persons with which the Company or any of the Significant Subsidiaries has significant business relations.

                  (b) NO CHANGE IN CHARTER OR BYLAWS. Except as set forth in
SCHEDULE 5.01(B), the Company shall not, and shall cause the Significant Subsidiaries not to change or otherwise amend its articles of incorporation, bylaws or other organizational documents, as applicable, or cause the articles of incorporation, bylaws or other organizational documents of any of the Significant Subsidiaries to be changed or amended.

                  (c) NO CHANGE IN CAPITALIZATION. Except as set forth in
SCHEDULE 5.01(C), no change will be made (by reclassification, subdivision, reorganization, or otherwise) in the authorized or issued capital stock or other securities of any of the Company (other than pursuant to the exercise of Company Stock Options), and no options, warrants, or rights to acquire, or securities convertible into or exchangeable for, any shares of capital stock or other securities of any of the Company or any of its Significant Subsidiaries shall be issued or granted and no alteration, acceleration of vesting (except as expressly contemplated by this Agreement) or other change in the terms of any Company Stock Option outstanding on the date of this Agreement will be made.

                  (d) NO DIVIDENDS; SHARE REPURCHASES. The Company shall not declare or make any dividend or other distribution or payment, whether payable in cash, securities or property, in respect of the outstanding shares of capital stock of the Company. Without Buyer's prior written approval, the Company shall not, and shall cause each of the Significant Subsidiaries not to, purchase or redeem or otherwise acquire, directly or indirectly, any of its capital stock or other securities or prepay any Indebtedness, except in the ordinary course of business consistent with past practice.

                  (e) NO CHANGE IN COMPENSATION. Except, in each case, for regular or customary increases in compensation by the Company and the Significant Subsidiaries made in the ordinary course of business (including existing obligations under collective bargaining agreements) consistent with past practice and in conformity with then prevailing industry standards and except in accordance with existing Company Employee Plans as currently in effect: no increase shall be made in the compensation payable or to become payable by the Company or any of the Significant Subsidiaries to any of its officers, employees, independent contractors or agents, nor shall any bonus, pension, severance, retirement, profit-sharing, or stock option payment or other agreement or arrangement be made by the Company or any of the Significant Subsidiaries with any such Person or Persons except as required by applicable Law, nor shall any material change be made in any existing Company Employee Plan covering such Person or Persons.

                  (f) ACCOUNTING PROCEDURES. The Company shall not, and shall cause the Significant Subsidiaries not to, change the accounting policies and principles used by it or them unless required by GAAP.

                  (g) INDEBTEDNESS. Except as set forth in SCHEDULE 5.01(G) the Company shall not, and shall cause the Significant Subsidiaries not to, incur any Indebtedness, except in the ordinary course of business consistent with past practice; provided, however, that the issuance of any Guarantees by the Company, any Significant Subsidiary or any Subsidiary other than to support an obligation of the Company or any of the domestic (U.S.) Subsidiaries shall be deemed to be a violation of this Section 5.01(g).

                  (h) ACQUISITIONS; INVESTMENTS. The Company shall not, and shall cause each of the Significant Subsidiaries not to, acquire, by merging or consolidating with, by purchasing an equity interest in or acquire any material assets of, or by any other manner, any business or Person, except pursuant to agreements to which the Company or any of the Significant Subsidiaries is a party that are pending as of the date hereof that are set forth on SCHEDULE 5.01(H) hereof).

                  (i) SALE OF ASSETS. The Company shall not, and shall cause each of the Significant Subsidiaries not to, sell, lease, license, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of its assets except (i) assets in the ordinary course of business consistent with past practice; or (ii) as set forth on SCHEDULE 5.01(I) hereof.

                  (j) CAPITAL EXPENDITURES. Except as set forth in SCHEDULE 5.01(J), the Company shall not, and shall cause each of the Significant Subsidiaries not to, enter into commitments for capital expenditures involving more than $250,000 or as otherwise in the ordinary course of business consistent with past practice.

                  (k) LIENS. The Company shall not, and shall cause the Significant Subsidiaries not to, mortgage, pledge, hypothecate, grant any security interest in, or otherwise grant any other Lien on any of their respective properties or assets, except Permitted Liens or Liens incurred in the ordinary course of business consistent with past practice.

                  (l) COMPROMISE. Except as set forth in SCHEDULE 5.01(L), the Company shall not, and cause the Significant Subsidiaries not to, compromise, settle, grant or release any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including any litigation, except for any such compromise, settlement, or release, except in the ordinary course of business consistent with past practice.

                  (m) TAXES. The Company shall not, and shall cause the Significant Subsidiaries not to, make or rescind any express or deemed election or settle or compromise any material claim or material action relating to domestic or foreign federal, state or local Taxes, or change any of its material methods of accounting or of reporting income or deductions for foreign or U.S. federal income tax purposes, except in the ordinary course of business consistent with past practice.

                  (n) NO CHANGES IN PERSONNEL. Except as set forth in SCHEDULE 5.01(N), the Company shall not, and shall cause each of the Significant Subsidiaries not to, make changes affecting the personnel, consultants, or attorneys-in-fact of the Company or any of the Significant Subsidiaries other than in the ordinary course of business consistent with past practice.

                  (o) INSURANCE. The Company shall use its best efforts, and shall cause each of the Significant Subsidiaries to use their respective best efforts, to continue in full force and effect all material (i) present policies of casualty, property, fidelity, errors and omissions, directors' and officers', and workers' compensation insurance which have been issued to it and the Significant Subsidiaries for the term of such policies and will use its, and cause each of the Significant Subsidiaries to use, their respective, best efforts to renew any such policies and (ii) bonds and/or deposits in respect of any casualty, fidelity, property, or workers' compensation risks which are self-insured.

                  (p) AGREEMENTS. Except as set forth in SCHEDULE 5.01(P), the Company shall not, and shall cause the Significant Subsidiaries not to, enter into any employment, consulting, severance, termination or indemnification agreement (i) with any individual that provides for annual payments and benefits of more than $150,000 or $400,000 in the aggregate, except agreements in the ordinary course of the Company's or a Significant Subsidiary's business consistent with past practice or (ii) with any director or officer of the Company or of a Significant Subsidiary.

                  (q) COMPLIANCE. The Company shall not, and shall cause the Significant Subsidiaries not to, enter into any contract, agreement, commitment or arrangement with respect to any of the matters prohibited by Sections 5.01(a) through 5.01(q).

         5.02 COVENANTS IN CAPACITY AS A SHAREHOLDER. The Company covenants the following, provided, that each such covenant shall solely be with respect to action or refraining from action by the Company in the Company's capacity as an indirect shareholder of WCC.

                  (a) NO CHANGE IN CHARTER. The Company shall not take any action to cause or permit WCC to amend WCC's Articles of Incorporation.

                  (b) ACQUISITIONS; INVESTMENTS. The Company shall not take any action to cause or permit WCC to acquire, by merging or consolidating with, by purchasing an equity interest in or acquiring any assets of any business or Person, where the acquisition of such assets or business is material in relation to WCC's overall business and operations.

                  (c) SALE OF ASSETS. The Company shall not take any action to cause WCC to sell, lease, license, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, all or substantially all of WCC's assets.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         6.01 NECESSARY ACTION. As soon as practicable after the execution of this Agreement, Buyer, the Company and each of the Significant Subsidiaries shall take all necessary corporate and other reasonable action and shall use all commercially reasonable efforts to obtain, or where appropriate assist Buyer and the Company, as the case may be, in obtaining, all material consents, orders, and approvals required to consummate and make effective the Merger and the reorganization of the Surviving Company immediately following the Closing, except, in the case of such reorganization, to the extent such efforts or such assistance would be reasonably likely to unduly delay the Closing Date. The Parties agree, through their designated representatives, to cooperate in the development of, and shall adopt as soon as practicable, daily operating procedures with respect to the operation of the Company and each of the Significant Subsidiaries from the date hereof through the Closing Date. For purposes hereof, the designated representatives shall be Graham Gibson for Buyer and Alan Bernstein for the Company and each of the Significant Subsidiaries.

         6.02 EFFORTS TO SATISFY CONDITIONS. The Company, each of the Significant Subsidiaries and Buyer shall use their respective best efforts to cause all conditions to the Closing, including those conditions set forth in
Article VII hereto, to be satisfied and to effect the Closing as soon as practicable.

         6.03 NO SOLICITATION. The Company and Buyer acknowledge and agree that on or prior to thirty (30) days from the date of this Agreement, the Company and its advisors and representatives shall be permitted to take the actions proscribed in clauses (a)(i) through (iv) below that may reasonably be expected to lead to an Acquisition Proposal (as defined below); provided, that if during such thirty (30) day period confidential information concerning the Company or any of the Significant Subsidiaries is furnished to any third party as contemplated by clause (b)(iv) below, the Company may only provide such third party with the same information in all material respects as has been furnished to Buyer.

                  (a) Except as set forth on SCHEDULE 6.03, after thirty (30) days from the date of this Agreement, unless and until this Agreement terminates or has been terminated pursuant to ARTICLE VIII (the period until such termination to be referred to hereinafter as the "EXCLUSIVITY PERIOD"), the Company and its advisors and representatives shall not, directly or indirectly:

                           (i) solicit the submission of proposals or offers
relating to any issuance or sale of stock or debt securities of the Company or any of the Significant Subsidiaries or to the potential acquisition of all or substantially all of the assets of the Company or any of the Significant Subsidiaries (an "ACQUISITION PROPOSAL");

                           (ii) respond to any Acquisition Proposal, other than
to acknowledge receipt;

                           (iii) engage in any negotiations or discussions with
any other person or entity for the purpose of pursuing any Acquisition Proposal; or

                           (iv) provide any confidential information concerning
the Company or any of the Significant Subsidiaries to any person or entity for the purpose of facilitating, or otherwise in connection with any Acquisition Proposal.

                  (b) Notwithstanding anything to the contrary in this Section 6.03, the Company may (i) in response to an Acquisition Proposal, issue a communication to its security holders of the type contemplated by Rules 14d-9 and 14e-2 under the Exchange Act, and (ii) participate in discussions and negotiations directly and through its representatives with persons who have sought the same if the Company Board or any committee thereof determines, after consultation with outside legal counsel, that the failure to furnish such information or to negotiate with such entity or group or to take and disclose such position would be inconsistent with the proper exercise of the fiduciary duties of the Company Board or any committee thereof.

                  (c) The Company shall promptly notify Buyer of the initiation or participation in any discussions or negotiations referred to in 6.03(b)(ii).

         6.04 THE COMPANY SHAREHOLDERS' MEETING. Subject to the provisions of
Section 6.05(a), (i) the Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of the holders of the Common Stock in accordance with applicable Law, for the purpose of voting upon and approving the Company Voting Proposal and (ii) the Company Board shall recommend to its shareholders the approval and adoption of this Agreement and the Merger; provided, that the Company Board may withdraw, modify or change such recommendation if (x) it believes in good faith that a Superior Acquisition Proposal has been made and it has determined in good faith, after consultation with outside legal counsel, that the withdrawal, modification or change of such recommendation is necessary to comply with the fiduciary duties of the Company Board under applicable Law and (y) has complied with
Section 6.03(c).

         6.05 PROXY STATEMENT.

                  (a) The Company shall prepare a notice of shareholders meeting and proxy materials to be sent to its shareholders in connection with the Merger. The Company shall deliver to Buyer drafts of such notice and proxy materials sufficiently in advance of the filing of the preliminary Proxy Statement with the SEC to provide Buyer with reasonable time to comment upon such notice and proxy materials and the Company shall incorporate all reasonable comments of Buyer into the Proxy Statement. As promptly as practicable after the execution of this Agreement, and subject to this Article VI, the Company shall file the preliminary Proxy Statement with the SEC. The Company and Buyer shall cooperate in responding to any comments of the SEC and shall use their respective reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing, and the Company shall cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time after the Proxy Statement is cleared by the SEC or when the applicable waiting period under the Exchange Act expires. The Company shall notify Buyer promptly upon the receipt of any comments, in writing, from the SEC or its staff, and of any request by the SEC or its staff, in writing, for amendments or supplements to the Proxy Statement or for additional information ("SEC CORRESPONDENCE") and shall supply Buyer with copies of all correspondence between the Company or any of its representatives, and the SEC, or its staff, with respect to the Proxy Statement or the Merger. The Company shall provide Buyer with reasonable time to comment on any SEC Correspondence and shall incorporate all comments of Buyer into any response by the Company to SEC Correspondence. The Company shall use its best efforts to cause all documents that it is responsible for filing with the SEC under this Section 6.05 to comply in all material respects with all applicable requirements of Laws. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform Buyer of such occurrence. The Company shall provide Buyer with courtesy copies of the preliminary Proxy Statement and the definitive Proxy Statement as filed with the SEC promptly after their filing with the SEC.

                  (b) Buyer and Merger Subsidiary shall furnish the information concerning themselves to the Company as the Company may reasonably request in connection with the preparation of the Proxy Statement. The information supplied by Buyer and Merger Subsidiary for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or an amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (ii) the time of the Company's Shareholders' Meeting, and (iii) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Buyer or the Merger Subsidiary, or their respective officers or directors, should be discovered by Buyer which should be set forth in an amendment or supplement to the Proxy Statement, Buyer shall promptly inform the Company.

                  (c) Buyer and the Company shall promptly make all necessary filings with respect to the Merger under the Exchange Act, the rules and regulations thereunder and any applicable state blue sky laws each at their own cost and expense.

         6.06 GOVERNMENT APPROVALS.

                  (a) Subject to the terms hereof, each of the Company and Buyer shall use its best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger (ii) except as provided under SECTION 6.06(B) below, as promptly as practicable, obtain from any Governmental Entity or any other Person any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or Buyer or any of the Significant Subsidiaries in connection with the authorization, execution and delivery of this Agreement, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, and (B) any other applicable Law, and (iv) execute or deliver any additional instruments necessary to consummate the Merger, and to fully carry out the purposes of, this Agreement. The Company and Buyer shall cooperate with each other in connection with the making of all such filings, including, without limitation, if Buyer reasonably believes the competition approvals in any of the United Kingdom, Australia or South Africa will not be obtained prior to Closing, the Company shall use its best efforts to cooperate with Buyer to mitigate the effects of any such non-receipt and shall confer with Buyer in connection with any such efforts; provided, that nothing herein shall require the Company to dispose of any assets prior to Closing. The Company shall provide copies of all such documents to Buyer and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Buyer shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the Merger; provided, however, that nothing in this Section 6.06(b) shall require Buyer to disclose any confidential information to the Company.

                  (b) Subject to the terms hereof, Buyer and the Company agree, and shall cause each of their respective Significant Subsidiaries, to cooperate and to use their respective best efforts to obtain any government clearances or approvals required for Closing under any federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or any applicable federal, state or foreign law or regulation or decree designed to regulate foreign investment (collectively, "ANTITRUST LAWS"), to respond to any government requests for information under any Antitrust Laws, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "ANTITRUST ORDER") that restricts, prevents or prohibits the consummation of the Merger under any Antitrust Laws. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws. Buyer shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. Notwithstanding anything in this Agreement to the contrary, neither Buyer nor any of its Affiliates shall be under any obligation to (i) make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Buyer, any of its Affiliates or the Company or any of the Significant Subsidiaries or the holding separate of the shares of Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of Buyer or any of the Significant Subsidiaries or Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Common Stock (or shares of stock of the Surviving Corporation), or
(ii) take any action under this Section if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

                  (c) Subject to the terms hereof, Buyer and the Company agree, and shall cause each of their respective Significant Subsidiaries, to cooperate and to use their respective best efforts to obtain any government clearances or approvals required for Closing under any federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of controlling the acquisition of a U.S. company by a foreign entity for national security reasons (collectively, "INDUSTRIAL SECURITY LAWS"), to respond to any government requests for information under any Industrial Security Laws; it being understood, that no filing in connection therewith may be made by either Party without the express written approval of the other Party. Notwithstanding anything in this Agreement to the contrary, neither Buyer nor any of its Affiliates shall be under any obligation to (i) make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Buyer, any of its Affiliates or the Company or any of the Significant Subsidiaries or the holding separate of the shares of Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of Buyer or any of the Significant Subsidiaries or Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Common Stock (or shares of stock of the Surviving Corporation), or
(ii) take any action under this Section if the United States Department of Defense, United States Department of Energy or the Interagency Committee on Foreign Investment in the United States ("CFIUS") authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

                  (d) Each of the Company and Buyer shall use commercially best efforts to give (or shall cause their respective Significant Subsidiaries to give) any notices to any other applicable Persons, and best efforts to use, and cause their respective Significant Subsidiaries to use their best efforts to obtain any consents from any other applicable Persons related to or required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule, or (iii) required to prevent a Company Material Adverse Effect or a Buyer Material Adverse Effect from occurring prior to or after the Effective Time.

         6.07 ACCESS TO PROPERTIES, FILES, ETC. The Company shall and shall, to the extent possible under applicable Law, cause each of the Significant Subsidiaries (other than WCC) to, at any time from the date hereof to the Effective Date, give or cause to be given to Buyer, its officers, employees, agents, representatives, consultants, accountants, public accountants, and general or special counsel reasonable access during normal business hours to the Company's and the Significant Subsidiaries' properties, accounts, books, minute books, deeds, title papers, independent accountant's working papers, insurance policies, licenses, agreements, contracts, commitments, Tax Returns (including without limitation revenue agents' reports and conference reports for the six years ended with the calendar year 2001), records and files of every character, equipment, machinery, fixtures, furniture, vehicles, notes and accounts payable and receivable, and data processing programs and shall provide to Buyer all such other information concerning the affairs of the Company as Buyer may reasonably request, including, without limitation, promptly upon their becoming available, one copy of each financial statement, report, notice, or proxy statement sent by the Company or any of the Significant Subsidiaries to their shareholders generally, and of each regular or periodic report and any periodic statement or written communication (all such material being collectively referred to as "COMPANY REPORTS"), filed by the Company with, or received by the Company in connection with, Company Reports from any securities commission or department and, in any event, including sufficient access in order for the Buyer and its representatives to properly review the Company's operations.

         For purposes of this Section 6.07, all information obtained by Buyer pursuant to this Section 6.07 shall be subject to the Confidentiality Agreement, except that Buyer may disclose information to its officers, directors, employees and agents.

         6.08 PUBLIC DISCLOSURE. Except as may be required by Laws, the press release announcing the execution of this Agreement and any other press release or other public statement with respect to the Merger or this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Buyer (any such agreement not to be unreasonably withheld by either Party).

         6.09 NOTIFICATION OF CERTAIN MATTERS.

                  (a) The Company will give prompt notice, as soon as reasonably practicable, to Buyer of the occurrence or nonoccurrence of any event, circumstance or condition (i) which has had or is reasonably likely to have a Company Material Adverse Effect, (ii) which has caused any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect, or (iii) which has caused any failure of the Company to comply in all material respects with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.09(a) will not limit or otherwise affect the rights or remedies of Buyer under this Agreement.

                  (b) Buyer will give prompt notice, as soon as reasonably practicable, to the Company of the occurrence or nonoccurrence of any event, circumstance or condition (a) which has had or is reasonably likely to have a Buyer Material Adverse Effect, (b) which has caused any representation or warranty of Buyer contained in this Agreement to be untrue or inaccurate in any material respect, or (c) which has caused any failure of Buyer to comply in all material respects with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this
Section 6.09(b) will not limit or otherwise affect the rights or remedies of the Company under this Agreement.

         6.10 DELIVERY OF CERTAIN DOCUMENTS. The Company shall use it best efforts to deliver or make available to Buyer on or before the Closing Date the corporate books, including minute books of the Company and each of the Subsidiaries (other than WCC) in which it has a controlling ownership interest and their respective stock registers. The Company shall deliver all original certificates or equivalent evidence of ownership, in accordance with applicable Law, representing the Company's direct or indirect equity ownership interest in the Subsidiaries, except as listed on SCHEDULE 6.10 hereto.

         6.11 INDEMNIFICATION. The Articles of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions or substantially similar provisions with respect to indemnification set forth in the Articles of Incorporation and Bylaws of the Company, on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers (each such officer or director, an "INDEMNIFIED PARTY") of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the Merger), unless such modification is required by law.

         For a period of six (6) years after the Effective Time of the Merger, Buyer shall, or shall cause the Company to, maintain in effect at no cost to the insureds thereunder a directors' and officers' liability insurance policy covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy with coverage in amount and scope (including terms and conditions) at least as favorable to such persons as the Company's existing coverage.

         Without limiting the foregoing, in the event any claim is brought against any Indemnified Party, whether arising before or after the Effective Time and provided the Indemnified Party has complied with the Indemnification Procedure (as defined below), to the extent that such obligations to indemnify and hold harmless exist on the date of this Agreement after the Effective Time
(i) the Indemnified Parties may retain the Surviving Corporation's regularly engaged independent legal counsel or other independent legal counsel satisfactory to them, provided that such other counsel shall be reasonably acceptable to the Surviving Corporation (ii) the Surviving Corporation shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties as statements therefor are received, and (iii) the Surviving Corporation will use its commercially reasonable efforts to assist in the defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under the Articles of Incorporation and Bylaws of the Surviving Corporation upon learning of any such claim shall notify the Surviving Corporation (although the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which the Surviving Corporation may have under the Articles of Incorporation and Bylaws of the Surviving Corporation, except to the extent such failure materially prejudices the Surviving Corporation's position with respect to such claim), and shall deliver to the Surviving Corporation the undertaking contemplated by Section 607.085(b) of the FBCA (the "INDEMNIFICATION Procedure"). The Indemnified Parties as a group may retain no more than one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as determined by counsel to the Indemnified Parties), a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which event such additional counsel as may be required may be retained by the Indemnified Parties.

         6.12 NON-SOLICITATION. Except as expressly contemplated under this Agreement, including, without limitation, in connection with obtaining such consents and approvals referenced by Section 4.03, prior to the Effective Time, neither Buyer, nor any of Buyer's representatives on Buyer's behalf, shall, without the prior written consent of the Company, which consent shall not unreasonably be withheld, contact any client or customer of the Company or any of the Company's Subsidiaries, or any Governmental Entity with which the Company or any of the Company's Subsidiaries does business, regarding the Company or any of the Significant Subsidiaries.

                                  ARTICLE VII

                                   CONDITIONS

         7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction or waiver in writing on or prior to the Closing Date of the following conditions:

                  (a) SHAREHOLDER APPROVAL. The Company Voting Proposal shall have been duly approved and adopted under applicable Law.

                  (b) NO INJUNCTIONS. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

         7.02 ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND THE MERGER SUBSIDIARY. The obligation of Buyer and the Merger Subsidiary to proceed with the transactions contemplated hereby is subject to satisfaction of the following additional conditions unless waived in writing by Buyer and the Merger
Subsidiary:

                  (a) COMPLIANCE. All the terms and conditions contained in this Agreement to be complied with and performed by the Company at or before the Closing Date shall have been complied with and performed in all material respects.

                  (b) REPRESENTATIONS AND WARRANTIES TRUE AND CORRECT. The representations and warranties made by the Company in this Agreement without giving effect to any notification to the Buyer delivered pursuant to Section 6.09, shall be true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date. The Company shall have delivered to Buyer a certificate, dated as of the Closing Date and signed by an officer of the Company, evidencing compliance with the provisions of paragraphs (a) and (b) of this Section 7.02.

                  (c) MATERIAL ADVERSE EFFECT. A Company Material Adverse Effect shall not have occurred and be continuing.

                  (d) REGULATORY FILINGS. All regulatory filings under applicable Law, as listed in Section 3.03(c)(ii)-(viii) and (x), shall have been made, all necessary consents and approvals in connection therewith shall have been obtained and all requirements satisfied and all required waiting periods thereunder shall have expired.

                  (e) DIRECTOR RESIGNATIONS. The individuals listed on SCHEDULE 7.02(E) shall have executed a director resignation letter in a form approved by Buyer (to the effect that such individuals will agree to resign as directors of any of the Subsidiaries upon the written request of Buyer provided to such individuals subsequent to the Closing).

                  (f) INTELLECTUAL PROPERTY AGREEMENT. The agreement restricting Mr. George Wackenhut's ability to license the name "Wackenhut" shall have been executed by Mr. Wackenhut and delivered to Buyer.

         7.03 ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to proceed with the transactions contemplated hereby are subject to satisfaction of the following additional conditions unless waived by the Company:

                  (a) COMPLIANCE. All of the terms and conditions contained in this Agreement to be complied with and performed by Buyer or the Merger Subsidiary at or before the Closing Date shall have been complied with and performed in all material respects.

                  (b) REPRESENTATIONS AND WARRANTIES TRUE AND CORRECT. The representations and warranties made by Buyer in this Agreement without giving effect to any notification to the Company delivered pursuant to Section 6.09, shall be true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Buyer shall have delivered to the Company, certificates, dated the Closing Date and signed by an officer of Buyer and the Merger Subsidiary, respectively, evidencing compliance with the provisions of paragraphs (a) and
(b) of this Section 7.03.

                                  ARTICLE VIII

                                   TERMINATION

         8.01 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the Company Shareholder Approval, by the written consent of Buyer, the Merger Subsidiary and the Company.

         8.02 TERMINATION BY EITHER BUYER OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned by the Company or by Buyer if:

                  (a) the Merger shall not have been consummated on or before August 1, 2002 ("TERMINATION DATE"); provided, however, that the right to terminate this Agreement under this clause will not be available to any party whose breach of any representation, warranty or covenant hereunder has been a principal cause of, or resulted in, the failure of the Merger to occur on or before such date;

                  (b) the Company Shareholder Approval shall not have been obtained at the Company Shareholders' Meeting (including any adjournment or postponement thereof); provided that the right to terminate this Agreement under this Section 8.02(b) shall not be available to the Company if at such time the Company is in breach of or has failed to fulfill its obligations under this Agreement in any material respect and such breach directly or indirectly is the principal cause of the Company Shareholder Approval to have not been obtained; or

                  (c) a court of competent jurisdiction or a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger.

         8.03 TERMINATION BY THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company, prior to the receipt of the Company Shareholder Approval if the Company Board approves a Superior Acquisition Proposal; provided, however, that the Company shall have complied with Section 6.03 in all respects and; provided, further, that if this Agreement is terminated pursuant to this Section 8.03 within five (5) Business Days following such termination, the Company shall pay to Buyer by wire transfer of immediately available funds to an account designated by Buyer the Initial Termination Fee (as such term is defined in Section 8.06(a)).

         8.04 TERMINATION BY BUYER. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Buyer if: (i) the Company Board shall have failed to recommend the approval and adoption of this Agreement and the Merger as required by Section 6.04; (ii) the Company Board shall have withdrawn, qualified or modified in any respect adverse to Buyer its approval or recommendation of this Agreement or any of the transactions contemplated herein; (iii) the Company shall have entered into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal (each, a "COMPANY ACQUISITION AGREEMENT") with respect to, or consummated, any Superior Acquisition Proposal;
(iv) the Company Board shall have resolved to do any of the foregoing, and (v) in response to the commencement of any tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of the Series A Common Stock or 20% or more of the outstanding shares of the Series B Common Stock, the Company Board shall have not recommended rejection of such tender offer or exchange offer within ten (10) Business Days of the commencement of such tender offer or exchange offer; or (vi) the Company shall have breached Section 6.03 or Section 6.04.

         8.05 TERMINATION UPON BREACH OF REPRESENTATIONS OR WARRANTIES OR NON-PERFORMANCE OF COVENANTS. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (i) by the Company, if Buyer has materially breached any representation or warranty, covenant or agreement contained in this Agreement and has not cured such breach on or before the earlier of (x) that date which is thirty (30) days after of receipt of written notice from the Company or (y) the Termination Date, (ii) by Buyer, if the Company has materially breached any representation, warranty or covenant or agreement contained in this Agreement and has not cured such breach on or before the earlier of (x) that date which is thirty (30) days after receipt of written notice from the Buyer or (y) the Termination Date, (iii) by the Company if any condition set forth in Section 7.03 becomes impossible to fulfill (provided that no failure of the Company to fulfill any of its obligations under this Agreement has been a principal cause of the failure of any such condition) and (iv) by Buyer if any condition set forth in Section 7.02 becomes impossible to fulfill (provided that no failure of Buyer to fulfill any of its obligations under this Agreement has been a principal cause of the failure of any such condition).

         8.06 TERMINATION FEE.

                  (a) If this Agreement is terminated by the Company pursuant to
Section 8.03 or by Buyer pursuant to Section 8.04, the Company shall pay to Buyer, by wire transfer of immediately available funds to an account designated by Buyer, the amount of $10,000,000 (the "INITIAL TERMINATION FEE") within five
(5) Business Days following such termination and, if (i) at the time of such termination there shall have been publicly announced or communicated to the Company Board a Superior Acquisition Proposal and (ii) within twelve (12) months after such termination, the Company enters into a definitive agreement with respect to such Superior Acquisition Proposal, then the Company shall pay to Buyer, by wire transfer of immediately available funds to an account designated by Buyer, the amount of $5,000,000 (the "SUBSEQUENT TERMINATION FEE", together with the Initial Termination Fee, referred to as the "TERMINATION FEE") within the next five (5) Business Days following such execution.

                  (b) The payment of the Termination Fee shall serve as full liquidated damages hereunder, and Buyer hereby waives all claims against the Company and the Subsidiaries hereunder in respect of the circumstances requiring such payment.

                  (c) Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

                  (d) The Parties acknowledge that the agreements contained in this Section 8.06 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement. If the Company fails to promptly pay to Buyer the Termination Fee, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment thereof.

         8.07 EFFECT OF TERMINATION AND ABANDONMENT. If this Agreement is terminated as provided in accordance with this Article VIII, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer, the Company, the Merger Subsidiary or their respective officers, directors, shareholders or Affiliates; provided that (i) any such termination shall not relieve any Party from liability for any material breach of this Agreement (which includes, without limitation, the making of any representation or warranty by a Party in this Agreement that was not materially true and accurate when made) and (ii) the provisions of Section 8.06, Article IX of this Agreement, and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement; provided, that such provisions will not limit the Buyer's ability to exercise any of its rights under this Agreement.

         8.08 EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto;
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.01 RIGHTS OF THIRD PARTIES. This Agreement has been negotiated by and among the Parties, and no other Person shall have any rights or obligations hereunder. Neither Buyer nor the Company may assign this Agreement or any interest hereunder, and any such attempted assignment not in compliance herewith shall be null and void, except that Buyer may assign this Agreement to a wholly-owned subsidiary, provided that any such assignment shall not relieve Buyer of its obligations hereunder. Except as otherwise provided herein, this Agreement shall be binding and inure to the benefit of the Parties and their respective successors and permitted assigns.

         9.02 PRIOR AGREEMENTS; MODIFICATIONS. Except for those sections of the Exclusivity Agreement by and between Buyer and the Company, dated as of November 15, 2001, as amended by that certain Letter Agreement by and between Buyer and the Company dated January 28, 2002 that have not otherwise expired, the Confidentiality Agreement (which, however, shall be superseded only as provided in Sections 6.07 and 8.07), that certain agreement as of the date hereof between Buyer and WCC in connection with, INTER ALIA, the approval of the Merger, and the Voting Agreement, this Agreement shall supersede all prior agreements, documents, or other instruments with respect to the matters covered hereby. This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, provided, however, that, after any such approval, no amendment shall be made which by Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

         9.03 CAPTIONS AND TABLE OF CONTENTS. The captions and table of contents in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. All references to Section contained in this Agreement are to the corresponding Section of this Agreement unless expressly stated otherwise.

         9.04 GOVERNING LAW. The terms of this Agreement shall be governed by, and interpreted and construed in accordance with the provisions of, the laws of the State of Florida without regard to its conflicts of law principles.

         9.05 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall constitute an original copy hereof.

         9.06 SEVERABILITY. If any clause, provision, or section of this Agreement is ruled illegal, invalid, or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision, or section shall not affect any of the remaining provisions hereof.

         9.07 NOTICES. Any notice, request, instruction, or other document to be given hereunder shall be in writing and by certified or registered mail, postage prepaid, or by reputable express courier, addressed as follows:

         If to Buyer or the Merger Subsidiary:

                                    Group 4 Falck A/S
                                    Polititorvet
                                    DK-1780 Copenhagen V
                                    Denmark
                                    Attn:  Chief Executive Officer and
                                    General Counsel

         With a copy to:

                                    Holland & Knight LLP
                                    195 Broadway
                                    New York, New York 10007
                                    Attn:  Oliver Edwards, Esq.

         If to the Company:

                                    The Wackenhut Corporation
                                    4200 Wackenhut Drive, #100
                                    Palm Beach Gardens, FL 33410-4243
                                    Attention: Chief Executive Officer

         With a copy to:

                                    Akerman Senterfitt & Eidson, P.A.
                                    SunTrust International Center, 28th Floor
                                    One Southeast Third Avenue
                                    Miami, Florida 33131
                                    Attn: Stephen K. Roddenberry, Esq.

or to such other address as any Party may from time to time designate to the others in writing.

         9.08 WAIVER. At any time prior to the Effective Time, the Parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The rights and remedies expressly specified in this Agreement are cumulative and are not exclusive of any rights or remedies which either Party would otherwise have.

         9.09 CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. Each of the Parties irrevocably consents to the non-exclusive jurisdiction of the courts of the State of Florida located in the County of Miami-Dade, and of the United States District Courts for the Southern District of Florida, for the purposes of any suit, action, or proceeding relating to or arising out of to this Agreement (a "RELATED PROCEEDING") and irrevocably waives, to the fullest extent it may effectively do so, (i) any objection it may have to the laying of venue of any Related Proceeding in any such court, (ii) the defense of an inconvenient forum to the maintenance of any Related Proceeding in any such court, and (iii) any right it may have to a jury trial.

         9.10 CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         NOW THEREFORE, each of the Parties, intending to be legally bound, has duly executed delivered this Agreement as of the date first written above.

         THE WACKENHUT CORPORATION


         By: /s/ Richard R. Wackenhut
            -----------------------------------------
         Name: Richard R. Wackenhut
         Title: President and Chief Executive Officer


         GROUP 4 FALCK A/S


         By: /s/ Lars Norby Johansen
            -----------------------------------------
         Name: Lars Norby Johansen
         Title: President & Chief Executive Officer



         By: /s/ Derrick Miller
            -----------------------------------------
         Name: Derrick Miller
         Title: Chief Financial Officer


         MILESTONE ACQUISITION CORPORATION


         By: /s/ Lars Norby Johansen
            -----------------------------------------
         Name: Lars Norby Johansen
         Title: President & Chief Executive Officer

         By: /s/ Derrick Miller
            -----------------------------------------
         Name: Derrick Miller
         Title: Chief Financial Officer


ARTICLE I DEFINITIONS.............................................................................................1

         1.01     Certain Defined Terms...........................................................................1

ARTICLE II THE MERGER.............................................................................................7

         2.01     Agreement to Merge..............................................................................7
         2.02     Effective Time of the Merger....................................................................7
         2.03     Merger and Conversion of Common Stock into Right to Receive Cash................................8
         2.04     Payment of Cash for Common Stock and Surrender of Certificates for Common Stock.................8
         2.05     Company Stock Options...........................................................................9
         2.06     Termination of Payment Fund.....................................................................9
         2.07     No Liability....................................................................................9
         2.08     Articles of Incorporation; Bylaws; Directors and Officers......................................10
         2.09     Effect of the Merger; Closing..................................................................10
         2.10     Effectiveness of Merger........................................................................10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................................11

         3.01     Organization, Standing and Power; Subsidiaries.................................................11
         3.02     Capitalization.................................................................................11
         3.03     Authority; No Conflict; Required Filings and Consents..........................................13
         3.04     SEC Filings; Financial Statements; Information Provided........................................14
         3.05     No Undisclosed Liabilities.....................................................................15
         3.06     Absence of Certain Changes or Events...........................................................16
         3.07     Taxes..........................................................................................17
         3.08     Owned and Leased Real Properties...............................................................19
         3.09     Intellectual Property..........................................................................20
         3.10     Agreements, Contracts and Commitments..........................................................20
         3.11     Litigation.....................................................................................22
         3.12     Environmental Matters..........................................................................22
         3.13     Employee Benefit Plans.........................................................................24
         3.14     Compliance With Laws...........................................................................27
         3.15     Licenses, Permits and Authorizations...........................................................27
         3.16     Labor Matters and Relations....................................................................27
         3.17     Insurance......................................................................................28
         3.18     Tangible Assets................................................................................28
         3.19     Government Contracts...........................................................................28
         3.20     Opinion of Financial Advisor...................................................................29
         3.21     State Takeover Statutes........................................................................29
         3.22     Advisors.......................................................................................29
         3.23     Stations; FCC Matters..........................................................................29
         3.24     Disinterested Board Approval...................................................................30
         3.25     Voting Requirements............................................................................30
         3.26     Director and Officer Litigation................................................................30

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF  BUYER AND THE MERGER SUBSIDIARY....................................30

         4.01     Organization, Standing and Power...............................................................30
         4.02     Capitalization.................................................................................31
         4.03     Authority; No Conflict; Required Filings and Consents..........................................31



         4.04     Operations of the Merger Subsidiary............................................................32
         4.05     Brokers........................................................................................32
         4.06     Litigation.....................................................................................32
         4.07     Financing......................................................................................32

ARTICLE V CONDUCT OF BUSINESS....................................................................................32

         5.01     Company Covenants..............................................................................32
         5.02     Covenants in Capacity as a Shareholder.........................................................35

ARTICLE VI ADDITIONAL AGREEMENTS.................................................................................35

         6.01     Necessary Action...............................................................................35
         6.02     Efforts to Satisfy Conditions..................................................................36
         6.03     No Solicitation................................................................................36
         6.04     The Company Shareholders' Meeting..............................................................37
         6.05     Proxy Statement................................................................................37
         6.06     Government Approvals...........................................................................38
         6.07     Access to Properties, Files, Etc...............................................................40
         6.08     Public Disclosure..............................................................................40
         6.09     Notification of Certain Matters................................................................41
         6.10     Delivery of Certain Documents..................................................................41
         6.11     Indemnification................................................................................41
         6.12     Non-Solicitation...............................................................................42

ARTICLE VII CONDITIONS...........................................................................................42

         7.01     Conditions to Each Party's Obligation To Effect the Merger.....................................42
         7.02     Additional Conditions Precedent to Obligations of Buyer and the Merger Subsidiary..............43
         7.03     Additional Conditions Precedent to Obligations of the Company..................................43

ARTICLE VIII TERMINATION.........................................................................................44

         8.01     Termination by Mutual Consent..................................................................44
         8.02     Termination by Either Buyer or the Company.....................................................44
         8.03     Termination by the Company.....................................................................44
         8.04     Termination by Buyer...........................................................................45
         8.05     Termination Upon Breach of Representations or Warranties or Non-Performance of Covenants.......45
         8.06     Termination Fee................................................................................45
         8.07     Effect of Termination and Abandonment..........................................................46
         8.08     Extension; Waiver..............................................................................46

ARTICLE IX MISCELLANEOUS.........................................................................................46

         9.01     Rights of Third Parties........................................................................46
         9.02     Prior Agreements; Modifications................................................................47
         9.03     Captions and Table of Contents.................................................................47
         9.04     Governing Laws.................................................................................47
         9.05     Counterparts...................................................................................47
         9.06     Severability...................................................................................47
         9.07     Notices........................................................................................47
         9.08     Waiver.........................................................................................48
         9.09     Consent to Jurisdiction; Waiver of Jury Trial..................................................48
         9.10     Captions.......................................................................................48


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